Exhibit 2.1

AGREEMENT AND PLAN OF ACQUISITION

By and Among

UCN, INC.

UCN MERGER CO., INC.

BENCHMARKPORTAL, INC.

And

THE BMP CONTROLLING HOLDERS

January 12, 2007

AGREEMENT AND PLAN OF ACQUISITION

This Agreement and Plan of Acquisition (this “Agreement”) is entered into as of January 12, 2007, by and among

UCN, Inc., a Delaware corporation (“Buyer”),

Echo Metrics, Inc., a Utah corporation (“Merger Co.”)

BenchmarkPortal, Inc., a California corporation (“BMP”), and

Jon Anton, Bruce Belfiore, David R. Machin, and Anita Rockwell (each a “BMP Controlling Holder” and more than one “BMP Controlling Holders”).

This Agreement contemplates a transaction in which Buyer will form a subsidiary for the purpose of merging with BMP, and through the merger the Buyer’s subsidiary will acquire BMP for shares of Buyer common stock and other consideration.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1. Definitions.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for a specified consequence.

“BMP” has the meaning set forth in the preface above.

“BMP Controlling Holder or Holders” has the meaning set forth in the preface above.

“BMP Distribution” is the distribution to the BMP Stockholders prior to the Closing of (i) all cash represented by “good” funds on deposit in BMP bank accounts as of 5:00 p.m., Pacific Standard Time on the third day prior to the Closing Date, excluding the total amount of cash or obligations as of that date equal to the sum of (A) all deposits by employees of BMP in medical expense flexible spending accounts that have not been refunded or otherwise disbursed to or for the benefit of the employees, (B) all accrued and unpaid Employee Benefit Plan withholdings and Tax withholdings (including BMP’s employer portion of any such benefits or Taxes), (C) all accrued and unpaid Taxes on sales, (D) all refunds due to customers, (E) the aggregate amount of all unpaid accounts payable in excess of the sum of accounts payable with invoices dated 35 days or less prior to such date, and (F) the amount, estimated in good faith, of all fees and costs of counsel to BMP through the Closing that remain unpaid as of the Closing Date; (ii) all of the travel miles, flight dollars, and professional service hours credited by Continental Airlines to BMP as of the close of business on December 31, 2006; (iii) the contract rights set forth in the purchase of assets letter agreement between BMP and Sean Vierling signed June 1, 2005; and (iv) the promissory note issued to BMP in the PRF Termination Transaction.

“BMP Option” means any option or right to acquire BMP common stock issued under BMP’s 2000 Stock Incentive Plan or any other option agreement issued by BMP.

“BMP Option Unit Holder” means any Person who or that holds any Option Exchange Units.

“BMP Performance Cash Payment” is a right expressed as a percentage to participate in the revenue pool accrued periodically as provided for in Exhibit C attached hereto, which is granted by Buyer in the Merger as part of the Merger Consideration.

“BMP Share” means any share of the common stock, no par value, Series A Convertible Preferred Stock, no par value, or Series B convertible Preferred Stock, no per share, of BMP.

“BMP Stockholder” means any Person who or that holds any BMP Share.

“Buyer” has the meaning set forth in the preface above.

“Buyer Shares” means the shares of Buyer’s authorized common stock, par value $0.0001, issued by Buyer in the Merger as part of the Merger Consideration.

“Closing” has the meaning set forth in §2(b) below.

“Closing Date” has the meaning set forth in §2(b) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of BMP that is not already generally available to the public.

“Contingency Fund” has the meaning set forth in §6(f)(ii).

“Controlled Group” has the meaning set forth in Code §1563.

“Data Laws” has the meaning set forth in §4(ff) below.

“Disclosure Schedule” has the meaning set forth in §4 below.

“Dissenting Share” means any BMP Share held of record by any BMP Stockholder who or that has exercised his, her, or its appraisal rights under the California Corporations Law.

“Earnout Participation” is a right expressed as a percentage to participate in the earnout pool accrued periodically as provided for in Exhibit D attached hereto, which is granted by Buyer in the Merger as part of the Merger Consideration.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with BMP for purposes of Code §414.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in §4(g) below.

“Force Majeure Event” has the meaning set forth in §4(bb) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Indemnified Party” has the meaning set forth in §8(d) below.

“Indemnifying Party” has the meaning set forth in §8(d) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, studies, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software and resources (including source code, executable code, data, databases, data sources, processes, algorithms, simulations, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge after reasonable investigation, and the term “Knowledge” when used in reference to the Knowledge of BMP means the Knowledge of the executive officers and directors of BMP.

“Lease Consents” has the meaning set forth in §7(a) below.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by BMP.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which BMP holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of BMP thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of BMP or to the ability of BMP to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of BMP, and (b) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Merger” means the merger of BMP with and into Merger Co., by filing Articles of Merger with the state of California in accordance with the laws of that state;

“Merger Co.” has the meaning set forth in the preface above.

“Merger Consideration” has the meaning set forth in §2(d)(v) below.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in §4(g) below.

“Most Recent Fiscal Month End” has the meaning set forth in §4(g) below.

“Most Recent Fiscal Year End” has the meaning set forth in §4(g) below.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Option Exchange Unit” means a unit of participation in the Merger allocated to holders of BMP Options who have elected to exchange their BMP Options for Option Exchange Units.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“PRF Termination Transaction” means the pre-Closing termination of the License Agreement dated October 10, 2002 (as amended July 1, 2004) between BMP and Purdue Research Foundation, the resulting discontinuation of the operations of BMP based upon the License Agreement, and the disposition of tangible and intangible assets of BMP that are no longer of use or value to BMP as a result of the termination of the License Agreement.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Reportable Event” has the meaning set forth in ERISA §4043.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Shareholder Representative” means Bruce Belfiore, or any Person designated by Bruce Belfiore that is his Affiliate and agrees in writing to accept the duties and obligations of the Shareholder Representative.

“Source Code” means human-readable computer software and code, in a form other than Object Code form or machine-readable form, including related programmer comments and annotations, help text, data and data structures, object-oriented and other code, which may be printed out or displayed in human-readable form, and, for purposes of this Source Code definition, “Object Code” means computer software code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” has the meaning set forth in §4(bb) below.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in §8(d) below.

§2. Merger Transaction.

(a) Merger. On and subject to the terms and conditions of this Agreement, BMP will merge with and into Merger Co. (the “Merger”) at the Effective Time. Merger Co. shall be the corporation surviving the Merger (the “Surviving Corporation”).

(b) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Parsons Behle & Latimer, in Salt Lake City, Utah, commencing at 11:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

(c) Actions at Closing. At the Closing, (i) BMP will deliver to Buyer and Merger Co. the various certificates, instruments, and documents referred to in §7(a) below, (ii) Buyer and Merger Co. will deliver to BMP the various certificates, instruments, and documents referred to in §7(b) below, (iii) BMP and Merger Co. will file with the Division of Corporations and Commercial Code of the state of Utah Articles of Merger in the form attached hereto as Exhibit A (the “Articles of Merger”), and (iv) Buyer will deliver or cause to be delivered the Merger Consideration in the manner provided below in this §2.

(d) Effect of Merger.

(i) General. The Merger shall become effective at the time (the “Effective Time”) BMP and Merger Co. file the Articles of Merger with the Division of Corporations and Commercial Code of the state of Utah. The Merger shall have the effect set forth in the Utah Revised Business Corporation Act and California Corporations Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of BMP in order to carry out and effectuate the transactions contemplated by this Agreement.

(ii) Articles of incorporation. The articles of incorporation of Merger Co. as in effect on the Closing Date shall be and remain at and after the Effective Time the articles of incorporation of the Surviving Corporation.

(iii) Bylaws. The bylaws of Merger Co. as in effect on the Closing Date shall be and remain at and after the Effective Time the bylaws of the Surviving Corporation.

(iv) Directors and Officers. The directors and officers of Merger Co. shall become the directors and officers of Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

(v) Conversion of BMP Shares. At and as of the Effective Time, each BMP Share (other than any Dissenting Share) shall be converted into the right to receive the consideration specified in Exhibit B (the “Merger Consideration”); and, at and as of the Effective Time, each Dissenting Share shall be converted into the right to receive payment from Surviving Corporation with respect thereto in accordance with the provisions of the California Corporations Law. No BMP Share shall be deemed to be outstanding or to have any rights other than those set forth above in this §2(d)(v) after the Effective Time.

(vi) Conversion of Option Exchange Units. At and as of the Effective Time, each Option Exchange Unit shall be automatically converted to and exchanged for the Merger Consideration specified in Exhibit B.

(e) Procedure for Payment. BMP will mail or cause to be mailed to the BMP Stockholders (excluding the holders of Dissenting Shares) and BMP Option Unit Holders at their addresses as they appear on the books and records of BMP a letter of transmittal for the holders to use in surrendering the certificates or instruments that represent their BMP Shares or BMP Options in exchange for the certificates and other instruments representing the Merger Consideration to which they are entitled pursuant to the Merger. UCN will not pay any dividend or make any payment or other distribution on Merger Consideration (with a record date at or after the Effective Time) to any record holder of BMP Shares or BMP Option Unit Holder until the holder surrenders for exchange its certificates or instruments that represented BMP Shares or BMP Options. UCN instead will hold any such dividends, payments, and distributions and thereafter each such holder of unsurrendered certificates or instruments for BMP Shares or BMP Options shall be entitled to look to UCN (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the Merger Consideration and dividends, payments and distributions thereon to which it claims to be entitled upon surrender of its certificates or instruments for BMP Shares or BMP Options.

(f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of BMP Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of Surviving Corporation.

§3. Buyer and Merger Co., Representations and Warranties Concerning Transaction. Buyer represents and warrants to BMP and the BMP Stockholders that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)).

(a) Organization. Each of Buyer and Merger Co., is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(b) Authorization of Transaction. Each of Buyer and Merger Co. has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer and Merger Co., enforceable in accordance with its terms and conditions. Other than in connection with the provisions of the California Corporations Law, the Securities Act, and the state securities laws, none of Buyer and Merger Co. need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer and Merger Co.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

(d) Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of BMP or the BMP Stockholders could become liable or obligated.

(e) Investment. Buyer is not acquiring BMP Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(f) Material Adverse Change. Since September 30, 2006, there has not been any Material Adverse Change affecting the Buyer.

§4. Representations and Warranties Concerning BMP. Each of BMP and the BMP Controlling Holders represents and warrants to Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered by BMP to Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

(a) Organization, Qualification, and Corporate Power. BMP is a corporation duly organized, validly existing, and in good standing under the laws of the state of California. Except as set forth on §4(a) of the Disclosure Schedule, BMP is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. BMP has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and in which it presently propose to engage and to own and use the properties owned and used by it. §4(a) of the Disclosure Schedule lists the directors and officers of BMP. BMP has delivered to Buyer correct and complete copies of the charter and bylaws for BMP (as amended to date). The stock certificate books, and the stock record books for BMP are correct and complete. BMP is not in default under or in violation of any provision of its charter or bylaws.

(b) Capitalization. The entire authorized capital stock of BMP consists of 25,000,000 shares of common stock, of which 17,291,978 shares are issued and outstanding and 32,000 shares are held in treasury, and 5,822,000 shares of preferred stock, no par value, of which 1,280,000 shares are designated Series A Convertible Preferred Stock, 1,216,666 of which are issued and outstanding, and 4,542,000 shares are designated Series B Convertible Preferred Stock, of which 4,382,334 are issued and outstanding. All of the issued and outstanding BMP Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective BMP Stockholders as set forth in §4(b) of the Disclosure Schedule. Except as set forth in §4(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require BMP to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to BMP. Except as set forth in §4(b) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of BMP.

(c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which BMP is subject or any provision of the charter or bylaws of BMP or (ii) except as set forth on §4(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which BMP is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Other than in connection with the provisions of the California Corporations Law, BMP does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees. Except as set forth in §4(d) of the Disclosure Schedule, BMP does not have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. Except as set forth on §4(e) of the Disclosure Schedule, BMP has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(f) Subsidiaries. BMP does not have, and never has had, a Subsidiary.

(g) Financial Statements. Attached hereto as Exhibit E are the following financial statements (collectively the “Financial Statements”): (i) unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2005 and 2004, (the “Most Recent Fiscal Year Ends”) for BMP; and (ii) unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the nine-month period ended September 30, 2006 (the “Most Recent Fiscal Month End”) for BMP. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of BMP as of such dates and the results of operations of BMP for such periods, are correct and complete in all material respects, and are consistent with the books and records of BMP (which books and records are correct and complete in all material respects).

(h) Events Subsequent to Most Recent Fiscal Year End. Except as set forth in §4(h) of the Disclosure Schedule, since the Most Recent Fiscal Month End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(i) BMP has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) BMP has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $5,000 or outside the Ordinary Course of Business;

(iii) no party (including BMP) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000 to which BMP is a party or by which it is bound;

(iv) BMP has not imposed any Liens upon any of its assets, tangible or intangible;

(v) BMP has not made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business;

(vi) BMP has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $5,000 or outside the Ordinary Course of Business;

(vii) BMP has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $5,000 in the aggregate;

(viii) BMP has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) BMP has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business;

(x) BMP has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

(xi) there has been no change made or authorized in the charter or bylaws of BMP;

(xii) BMP has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii) BMP has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv) BMP has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv) BMP has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi) BMP has not terminated any employment contract or collective bargaining agreement, written or oral, or entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, that is not terminable by BMP with or without cause on 30 days’ notice or less;

(xvii) BMP has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xviii) BMP has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix) BMP has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xx) BMP has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving BMP;

(xxii) BMP has not discharged a material Liability or Lien outside the Ordinary Course of Business;

(xxiii) BMP has not made any loans or advances of money;

(xxiv) BMP has not disclosed any Confidential Information; and

(xxv) BMP has not committed to any of the foregoing.

(i) [Reserved.]

(j) Legal Compliance. BMP and its predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), except for such non-compliance as has not and will not have a Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k) Tax Matters.

(i) BMP has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by BMP (whether or not shown on any Tax Return) have been paid. BMP is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where BMP does not file Tax Returns that BMP is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of BMP.

(ii) BMP has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) None of BMP or any of the BMP Controlling Holders expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to BMP. BMP has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where BMP has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against BMP. §4(k)(iii) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to BMP for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. BMP has delivered to Buyer correct and complete copies of all federal income Tax

Returns, examination reports, and statements of deficiencies assessed against or agreed to by BMP filed or received since December 31, 2003.

(iv) BMP has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) BMP is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law). BMP has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. BMP is not a party to or bound by any Tax allocation or sharing agreement. BMP does not have any Liability for the Taxes of any Person (other than BMP) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi) The unpaid Taxes of BMP, net of net operating loss carry-forwards that may properly be taken on Tax Returns to reduce the payment obligation on the unpaid Taxes (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BMP in filing its Tax Returns. Except as set forth in §4(k)(vi) of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, BMP has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(l) Real Property.

(i) §4(l)(i) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). BMP has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(ii) The Leased Real Property identified in §4(l)(i) of the Disclosure Schedule comprise all of the real property used or intended to be used in, or otherwise related to, BMP’s business; and BMP is not a party to any agreement or option to purchase any real property or interest therein.

(m) Intellectual Property.

(i) BMP owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of BMP as presently conducted and as presently proposed to be conducted, excluding the discontinued business of BMP resulting from the PRF Termination Transaction. After the PRF Termination Transaction BMP will continue to own and possess or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of BMP as conducted immediately after the PRF Termination Transaction and as proposed to be conducted on and after the Closing Date. Each item of Intellectual Property owned or used by BMP immediately prior to the Closing will be owned or available for use by BMP on identical terms and conditions immediately subsequent to the Closing.

(ii) BMP has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of BMP or any of the BMP Controlling Holders has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that BMP must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of BMP and the BMP Controlling Holders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of BMP. After the PRF Termination Transaction and as of the Closing Date the business of BMP and any Intellectual Property of BMP will not interfere with, infringe upon, or otherwise come in conflict with any of the Intellectual Property returned, transferred or otherwise conveyed in connection with the PRF Termination Transaction.

(iii) §4(m)(iii) of the Disclosure Schedule identifies each patent or registration that has been issued to BMP with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that BMP has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission that BMP has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). BMP has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. §4(m)(iii) of the Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $10,000 in the aggregate) and each material unregistered copyright used by BMP in connection with its business. Except as set forth in §4(m)(iii) of the Disclosure Schedule, with respect to each item of Intellectual Property required to be identified in such schedule:

(A) BMP owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of BMP and the BMP Controlling Holders, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(D) BMP has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E) no loss or expiration of the item is pending, reasonably foreseeable, or, to the Knowledge of any of BMP and the BMP Controlling Holders, threatened, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by BMP, including without limitation, a failure by BMP to pay any required maintenance fees).

(iv) §4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that BMP uses pursuant to license, sublicense, agreement, or permission, other than commercially available off-the-shelf software. BMP has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (each as amended to date). Except as set forth in §4(m)(iv) of the Disclosure Schedule, with respect to each item of Intellectual Property required to be identified in such schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of BMP and the BMP Controlling Holders, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same;

(H) BMP has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(I) the underlying item of Intellectual Property does not constitute open source, public source, or freeware Intellectual Property, or any modification or derivative work thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code or purports to restrict a party’s ability to charge for distribution or use of software, and was not used in, incorporated into, integrated or bundled with, any Intellectual Property that is, or was, incorporated in, or used in the development or compilation of, any Intellectual Property of BMP.

(v) To the Knowledge of any of BMP and the BMP Controlling Holders: (A) BMP has not in the past nor will it interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

(vi) BMP has complied with and is presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property, except for such non-compliance as has not and will not have a Material Adverse Effect, and BMP shall take all steps necessary to ensure such compliance until Closing.

(n) Tangible Assets. BMP owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

(o) [Reserved.]

(p) Contracts. §4(p) of the Disclosure Schedule lists the following contracts and other agreements to which BMP is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to BMP, or involve consideration in excess of $25,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or non-competition;

(vi) any agreement with any of the BMP Stockholders and their Affiliates (other than BMP);

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiii) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Most Recent Fiscal Month End of consideration in excess of $5,000, or imposition of monitoring or reporting obligations to any Governmental Entity outside the ordinary course of business;

(xiv) any agreement under which BMP has advanced or loaned any other Person amounts in the aggregate exceeding $5,000; or

(xv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.

BMP has delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in §4(p) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in §4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) subject to obtaining any consent to assignment identified in §4(p) of the Disclosure Schedule, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(q) Notes and Accounts Receivable. All notes and accounts receivable of BMP are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current, and will be, to the Knowledge of any of BMP and the BMP Controlling Holders, collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BMP.

(r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of BMP.

(s) Insurance. §4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which BMP is currently a party, a named insured, or otherwise the beneficiary of coverage:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither BMP nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. §4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting BMP.

(t) Litigation. §4(t) of the Disclosure Schedule sets forth each instance in which BMP (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of BMP and the BMP Controlling Holders, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in §4(t) of the Disclosure Schedule could result in any Material Adverse Change. None of BMP and the BMP Controlling Holders, has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against BMP or that there is any Basis for the foregoing.

(u) [Reserved.]

(v) [Reserved.]

(w) Employees.

(i) With respect to the business of BMP:

(A) there is no collective bargaining agreement or relationship with any labor organization;

(B) to the Knowledge of BMP, neither Anita Rockwell or David Machin (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee’s employment duties, or the ability of such entity or Buyer to conduct the business of such entity;

(C) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(D) to the Knowledge of any of BMP, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(E) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of BMP, threatened;

(F) there is no workman’s compensation liability, experience, or matter outside the ordinary course of business;

(G) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by BMP (or its or their officers or directors) of any law, regulation or contract; and,

(H) no employee or agent of BMP has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (G) above.

(ii) Except as set forth in §4(w) of the Disclosure Schedule, (A) there are no employment contracts or severance agreements with any employees of BMP, that are not terminable by BMP with or without cause on 30 days’ notice or less, and (B) there are no written personnel policies, rules, or procedures applicable to employees of BMP. True and complete copies of all such documents have been provided to Buyer prior to the date of this Agreement.

(iii) With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. BMP has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance, and no such action will be implemented without advance notification to Buyer.

(x) Employee Benefits.

(i) §4(x) of the Disclosure Schedule lists each Employee Benefit Plan that BMP maintains, to which BMP contributes or has any obligation to contribute, or with respect to which BMP has any Liability.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws, except for any non-compliance as has not and will not have a Material Adverse Effect.

(B) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of BMP. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and were submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

(E) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of BMP and the BMP Controlling Holders has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(F) BMP has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(ii) With respect to each Employee Benefit Plan that any of BMP or any ERISA Affiliate maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any Liability:

(A) No such Employee Benefit Plan that is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened. The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan equals or exceeds the present value of all vested and non-vested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(B) BMP has not incurred, and none of BMP and the directors and officers (and employees with responsibility for employee benefits matters) of BMP has any reason to expect that any of BMP will incur, any Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

(iii) Neither BMP nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(iv) BMP does not maintain, contribute to or have an obligation to contribute to, or has any Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of BMP or of any other Person other than in accordance with COBRA.

(y) Guaranties. BMP is not a guarantor or otherwise is liable for any Liability (including indebtedness) of any other Person.

(z) Environmental, Health, and Safety Matters.

(i) BMP are in compliance with Environmental, Health, and Safety Requirements, except for such non-compliance as would not have a Material Adverse Effect.

(ii) BMP has not received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to BMP or its facilities arising under Environmental, Health, and Safety Requirements, the subject of which would have a Material Adverse Effect.

(aa) [Reserved.]

(bb) Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by BMP in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past 12 months that has caused any substantial disruption or interruption in or to the use of any such Systems by BMP.

(cc) Computer and Technology Security. BMP has taken all reasonable steps to safeguard the information technology systems utilized in the operation of the business of BMP, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

(dd) Certain Business Relationships with BMP. Except as set forth in §4(dd) of the Disclosure Schedule, none of the BMP Stockholders, their Affiliates, and BMP’s directors, officers, employees, and shareholders has been involved in any business arrangement or relationship with BMP within the past 12 months, and none of the BMP Stockholders, their Affiliates, and BMP’s directors, officers, employees, and shareholders owns any asset, tangible or intangible, that is used in the business of BMP.

(ee) Customers. §4(ee) of the Disclosure Schedule lists all of the customers of BMP for 2006 and 2005 and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer.

(ff) Data Privacy. The collection, use, transfer, import, export, storage, disposal, and disclosure by BMP of personally identifiable information, or other information relating to persons protected by law, has not violated and, if performed after Closing in substantially the same manner as performed immediately prior to Closing, will not violate any applicable U.S. or foreign law relating to data collection, use, privacy, or protection (including, without limitation, any requirement arising under any constitution, statute, code, treaty, decree, rule, ordinance, or regulation) (collectively, “Data Laws”). BMP has complied with, and are presently in compliance with, their respective privacy policies, which policies comply with all Data Laws. The transactions contemplated by this Agreement will not result in the violation of any Data Laws, or the respective privacy policies of BMP.

(gg) Disclosure. The representations and warranties contained in this §4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §4 not misleading.

§5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the Parties will use its best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7 below).

(b) Notices and Consents. BMP will give any notices to third parties, and will use their best efforts to obtain any third-party consents referred to in §4(c) above, the Lease Consents, and the items set forth on §5(b) of the Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(a)(ii), §3(b)(ii), and §4(c) above.

(c) Operation of Business. Except for the BMP Distribution and PRF Termination Transaction, BMP and the BMP Controlling Holders will not cause or permit BMP to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, BMP will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §4(h) above.

(d) Preservation of Business. Except for the BMP Distribution and PRF Termination Transaction, BMP will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access. BMP will permit representatives of Buyer (including legal counsel and accountants) to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to BMP.

(f) Notice of Developments. BMP will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in §4 above. Buyer will give prompt written notice to BMP of any material adverse development causing a breach of any the representations and warranties in §3 above. No disclosure by any Party pursuant to this §5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant; provided, however, that if a Party gives notice that a material adverse development has occurred after execution of this Agreement that causes (in the absence of fraud) a breach of any representation given hereunder and the Parties are unable to reach agreement on resolving the breach and any resulting Adverse Consequences, the Party giving such notice is not required to close the transactions contemplated hereby.

(g) Exclusivity. None of BMP or any of the BMP Controlling Holders will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of BMP (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the BMP Controlling Holders will vote their BMP Shares in favor of any such acquisition. BMP and the BMP Controlling Holders will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(h) Leases. BMP will not cause or permit any of its Leases to be amended, modified, extended, renewed or terminated, nor shall BMP enter into any new lease, sublease, license or other agreement for the use or occupancy of any Leased Real Property, without the prior written consent of Buyer.

(i) Tax Matters. Without the prior written consent of Buyer, BMP shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to BMP, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to BMP, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of BMP for any period ending after the Closing Date or decreasing any Tax attribute of BMP existing on the Closing Date.

(j) Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(b) and §4(c) above. Without limiting the generality of the foregoing, following the date this Agreement is signed by all Parties BMP will promptly distribute to all the BMP Stockholders of record a notice of special stockholders’ meeting. The notice will include a copy of this Agreement (with all Disclosure Schedules), any notices or information required by the California Corporations Law, and a memorandum in such form as UCN shall determine to be appropriate to allow UCN to rely on exemptions from the registration requirements of the Securities Act and applicable state securities laws for issuance of the Merger Consideration. Each of the BMP Controlling Holders covenants and agrees to attend stockholders’ meeting (in person or by proxy), and to vote all BMP Shares that they own for the Merger and for or against any other matter proposed for action by the BMP Stockholders as appropriate to consummate the transactions contemplated by this Agreement. Buyer will prepare and file under the Securities Act and applicable state securities laws a notice of sale of securities and other documents it deems reasonably necessary to rely on exemptions from registration under the Securities Act and applicable state securities laws.

(k) BMP Stock Rights. Immediately following the execution of this Agreement, BMP shall take, or cause to be taken, the following actions with respect to its outstanding stock rights:

(i) Yorkton Warrant. BMP will provide written notice to Yorkton Capital Partners, LLC (“Yorkton”), under the Common Stock Purchase Warrant dated November 14, 2000, of the pending occurrence of a “Change in Control” event and the resulting “Net Exercise of the warrant showing BMP’s determination of fair market value for a share of BMP common stock and the calculation of the number of shares of BMP common stock issuable to Yorkton on the Closing Date, which will participate in the Merger. Prior to the Closing, BMP will obtain Yorkton’s written confirmation of the number of shares of BMP common stock issuable to Yorkton under the warrant.

(ii) Rockwell Purchase Agreement. Prior to the Closing BMP will arrange with Anita Rockwell to make payment to BMP all of the unpaid portion of the purchase price for shares of BMP common stock sold to Ms Rockwell under the stock purchase agreement dated November 11, 2004.

(iii) Stock Options. BMP will give written notice pursuant to Section 13 of the 2000 Stock Incentive Plan (the “Plan”) to each person holding a BMP Option stating the number of shares purchasable under the option, the date by which the option must be exercised (which is also the expiration date of the option), and such other information as may be reasonably required to comply with the requirements of the Plan. If any such options are properly exercised, BMP shall cause to be issued the shares of common stock so purchased and such shares shall participate in the Merger. The notice may also offer to all holders of BMP Options the opportunity to elect to convert their BMP Options to Option Exchange Units, which represent the right to participate in the Merger by receiving Merger Consideration in exchange for the BMP Options. The number of Option Exchange Units represented by the BMP Options of a holder who makes the election is equal to [(X-Y)A, divided by X], where X is equal to the fair market value of a share of BMP common stock as of the Closing date (as determined by the board of directors of BMP), Y is the exercise price of the holder’s BMP Options, and A is the number of shares of BMP common stock purchasable under the BMP Option.

(iv) Preferred Stock. BMP will give written notice of the proposed Merger to the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock in accordance with the requirements of the BMP Articles of Incorporation, as amended, and the provisions of the Amended and Restated Investor Rights Agreement dated April 25, 2001 (and subsequently amended) and each of the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall provide to BMP prior to Closing written consent to the Merger contemplated by this Agreement without exercising the right to treat the Merger as a liquidation under the BMP Articles of Incorporation, as amended, and written agreement that the Amended and Restated Investor Rights Agreement is terminated effective the Closing Date.

(l) PRF Termination Transaction. Prior to the Closing BMP will affect the PRF Termination Transaction on terms acceptable to Buyer in the reasonable exercise of its discretion, including, but not limited to, payment or other satisfaction of all Liabilities owing to Purdue Research Foundation so that BMP has no Liability to Purdue Research Foundation as of the date of the BMP Distribution and the Closing Date.

(m) BMP Audited Financial Statements. Not less than ten days prior to the Closing Date, BMP shall deliver to Buyer audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2005 and 2004, for BMP (including the notes thereto and the opinion of BMP’s independent accountants), which have been prepared in accordance with GAAP throughout the periods covered thereby (the “Audited Statements”). If any information presented in the Audited Statements is materially and adversely different from information presented in the Financial Statements for the Most Recent Fiscal Year Ends, delivery of the Audited Statements will be deemed notice of a material new development pursuant to §5(f) of this Agreement.

(n) Intellectual Property Review. Not less than 20 days (or such shorter period designated by Buyer in writing) prior to the Closing Date, BMP will provide to the Buyer all data, technical and programming information, and all other information pertaining to the Intellectual Property of BMP requested by the Buyer.

§6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). BMP acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to BMP.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving BMP, each of the other Parties will cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).

(c) Transition. Except as necessary to effect the PRF Termination Transaction, none of BMP and the BMP Controlling Holders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of BMP from maintaining the same business relationships with BMP after the Closing as it maintained with BMP prior to the Closing.

(d) Confidentiality. Each BMP and the BMP Controlling Holders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession. In the event that any of BMP and the BMP Controlling Holders is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Person will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of BMP and the BMP Controlling Holders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal;

provided, however, that the disclosing Person shall use his, her, or its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of any of BMP and the BMP Controlling Holders.

(e) Covenant Not to Compete. For a period of three years from and after the Closing Date, none of the BMP Controlling Holders will engage directly or indirectly in any business that BMP conducts as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this §6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f) Shareholder Representative. By approving the Merger and/or executing and delivering a transmittal letter or other instrument referring to appointment of the Shareholder Representative, the BMP Stockholders and BMP Option Unit Holders irrevocably make, constitute and appoint the Shareholder Representative as their agent and authorize and empower it to fulfill the role of the Shareholder Representative provided for in this Agreement and the exhibits hereto, and each BMP Stockholder and BMP Option Unit Holder appoints the Shareholder Representative as such Person’s true and lawful attorney in fact and agent for such Person and in such Person’s name, place and stead for all purposes necessary or desirable in order for the Shareholder Representative to take all actions contemplated by this Agreement and exhibits hereto, with the ability to execute and deliver all instruments, certificates, and other documents of every kind incident to the foregoing to all intents and purposes and with the same effect as the BMP Stockholder or BMP Option Units Holder could do personally. The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of any BMP Stockholder or BMP Option Unit Holder shall not terminate the authority and agency of the Shareholder Representative. The power-of-attorney granted in this §6(f) is coupled with an interest and is irrevocable. Buyer and the Surviving Corporation shall be entitled to rely exclusively upon any communication given or other action taken by the Shareholder Representative pursuant to this Agreement or the exhibits hereto, and shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from the Shareholder Representative.

(i) The Shareholder Representative is specifically authorized to establish and maintain a fund (the “Contingency Fund”) consisting of funds provided by the BMP Stockholders and BMP Option Unit Holders (pro rata on the basis of their respective Consideration Fractions provided for in Exhibit B to this Agreement) out of the cash portion of the Merger Consideration payable at Closing. The Contingency Fund shall be used for paying the cost of preparing the Tax Returns provided for in §6(g) of this

Agreement, paying all Taxes due as reflected on said Tax Returns, paying any costs associated with investigating, defending, or resolving any claims in favor of or against the BMP Stockholders or BMP Option Unit Holders arising under this Agreement or the exhibits hereto, paying any fees and costs of counsel and other advisors to BMP related to this Agreement and the transactions contemplated hereby that are unpaid as of the Closing Date or incurred after the Closing Date, and paying all other costs and expenses contemplated by this §6(f). Any funds remaining in the Contingency Fund after payment of all Taxes in accordance with §6(g) of this Agreement and payment of the fees and costs provided for herein shall be distributed at such times and in such amounts to the BMP Stockholders and BMP Option Unit Holders pro rata on the basis of their respective Consideration Fractions provided for in Exhibit B to this Agreement as the Shareholder Representative deems appropriate in his sole discretion.

(ii) The Shareholder Representative shall have the right to retain accountants, legal counsel, and other advisors as the Shareholder Representative deems reasonably necessary or prudent in connection with his obligations under this Agreement and the exhibits hereto.

(iii) The Shareholder Representative shall have the right to be reimbursed by the BMP Stockholders and BMP Option Unit Holders for all actual out-of-pocket costs and expenses incurred by the Shareholder Representative in connection with his obligations hereunder (including, without limitation, accounting fees, legal fees, and fees of other advisors), and the Shareholder Representative is entitled to refrain (without incurring any liability to any BMP Stockholder or BMP Option Unit Holder) from taking any action under this Agreement and the exhibits hereto for any of the BMP Stockholders or BMP Option Unit Holders until arrangements acceptable to the Shareholder Representative have been established to reimburse the Shareholder Representative for all actual out-of-pocket costs.

(iv) The Shareholder Representative shall have no liability whatsoever to the BMP Stockholders or BMP Option Unit Holders for or in respect of any of its acts or omissions, except only for its bad faith, gross negligence or intentional misconduct. The BMP Stockholders and BMP Option Unit Holders agree jointly and severally to indemnify the Shareholder Representative from and against any and all loss, liability or expense incurred without bad faith, gross negligence or intentional misconduct on the part of the Shareholder Representative and arising out of or in connection with his duties as Shareholder Representative, including the reasonable costs and expenses incurred by the Shareholder Representative in defending against any claim or liability in connection herewith, and its actual out-of-pocket expenses incurred in performing its duties as such.

(g) Certain Tax Matters. The Shareholder Representative shall prepare or cause to be prepared and file or cause to be filed all Income Tax Returns for BMP with respect to all Tax periods ending on or before the Closing Date, including 2007 short-year Tax Returns for the period from January 1, 2007, through the Closing Date (the “PC Returns”). The Shareholder Representative shall pay or cause to be paid to the appropriate taxing authority out of the Contingency Fund all Tax payment obligations shown on the PC Returns. The Shareholder Representative shall permit Buyer to review and comment on each such PC Return prior to filing and shall make such revisions to such PC Returns as are reasonably requested by Buyer. Buyer and the Shareholder Representative shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of PC Returns pursuant to this §6(g) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Shareholder Representative agree to retain all books and records with respect to Tax matters pertinent to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

§7. Conditions to Obligation to Close.

(a) Conditions to Buyer’s and Merger Co.’s Obligation. Buyer’s and Merger Co.’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written) shall be true and correct in all respects at and as of the Closing Date;

(ii) BMP and the BMP Controlling Holders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case BMP and the BMP Controlling Holders shall have performed and complied with all of such covenants (as so written) in all respects through the Closing;

(iii) BMP shall have procured all of the third-party consents, approvals, and agreements specified in §5(b) and §5(k) above, this Agreement and the Merger shall have been approved by the vote of the BMP Stockholders required for approval in accordance with the articles of incorporation and bylaws of BMP and the California Corporations Law, and dissenter or appraisal rights under the California Corporations Law shall not have been exercised by BMP Stockholders entitled to receive, in the aggregate, more than one percent of the aggregate Merger Consideration;

(iv) no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own BMP Shares and to control BMP, or (D) adversely affect the right of BMP to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) BMP shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iv) is satisfied in all respects;

(vi) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in §3(b) and §4(c) above;

(vii) the relevant parties shall have entered into side agreements in form and substance consistent with the terms set forth in Exhibits F-1 and F-2 attached hereto and in form and substance that is substantially the same as Exhibit F-3 attached hereto, and the same shall be in full force and effect;

(viii) Buyer shall have received from counsel to BMP an opinion in substantially the same form and substance as set forth in Exhibit G attached hereto, addressed to Buyer and on which Buyer shall be entitled to rely, and dated as of the Closing Date;

(ix) [Reserved.];

(x) Buyer shall have obtained the written consent of its lender to this Agreement, the Merger, and all other transactions contemplated hereby;

(xi) all actions to be taken by BMP and the BMP Controlling Holders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer;

(xii) BMP shall have obtained and delivered to Buyer a written consent for the assignment of each of the Leases, (the “Lease Consents”), in form and substance satisfactory to Buyer;

(xiii) each of David Machin and Anita Rockwell shall have entered into employment agreements with Buyer on terms reasonably satisfactory to Buyer, and such agreements shall be in full force and effect as of the Closing, and Jon Anton shall have entered into a consulting agreement with Buyer on terms reasonably satisfactory to Buyer, and such agreement shall be in full force and effect as of the Closing;

(xiv) BMP shall have delivered to Buyer copies of the articles of incorporation of BMP certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s incorporation;

(xv) BMP shall have delivered to Buyer copies of the certificate of good standing of BMP issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization;

(xvi) BMP shall have delivered to Buyer a certificate of the secretary or an assistant secretary of BMP, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the articles of incorporation of BMP since the date specified in clause (xiv) above; (ii) the bylaws (or other governing documents) of BMP; (iii) the resolutions of the board of directors (or a duly authorized committee thereof) of BMP authorizing the execution, delivery, and performance of this Agreement, the Merger, and the transactions contemplated hereby; (iv) the voting results of the BMP Stockholders on the resolutions approving this Agreement and the Merger and that the affirmative vote of such holders is sufficient to approve this Agreement and the Merger in accordance with the articles of incorporation and bylaws of BMP and the California Corporations Law; (v) that BMP Stockholders entitled to receive, in the aggregate, no more than one percent of the Merger Consideration exercised their dissenter or appraisal rights under the California Corporations law; and (vi) incumbency and signatures of the officers of BMP executing this Agreement or any other agreement or document contemplated by this Agreement;

(xvii) The total number of Buyer Shares issuable to the BMP Stockholders pursuant to paragraph (2) of Exhibit B to this Agreement is not greater than 1,800,000;

(xviii) BMP, Buyer, and the Shareholder Representative shall have agreed in writing on the amount of cash to be provided to the Shareholder Representative for deposit in the Contingency fund, and the Buyer and BMP shall have agreed on the terms of the security agreement to be attached as Appendix I to Exhibit C to this Agreement;

(xix) BMP shall have resolved to the satisfaction of Buyer any potential Tax compliance issues disclose in Schedule 4(x) of the Disclosure Schedules pertaining to the BMP Health Flexible Savings Account and 401(k) Plan; and

(xx) BMP shall have delivered to Buyer the Articles of Merger signed by a duly authorized officer of BMP.

Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to BMP’s Obligation. The obligation of BMP to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written) shall be true and correct in all respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants contain terms such as “Material Adverse Effect” or “Material Adverse

Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written) in all respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Buyer shall have delivered to BMP a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects;

(v) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in §3(b) and §4(c) above, and taken all corporate and other action required to approve this Agreement and the Merger;

(vi) the relevant parties shall have entered into side agreements in form and substance consistent with the terms set forth in Exhibits F-1 and F-2 attached hereto and in form and substance that is substantially the same as Exhibit F-3 attached hereto, and the same shall be in full force and effect;

(vii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to BMP;

(viii) The total number of Buyer Shares issuable to the BMP Stockholders pursuant to paragraph (2) of Exhibit B to this Agreement is not greater than 1,800,000;

(ix) BMP shall have received from counsel to the Buyer an opinion in substantially the same form and substance as set forth in Exhibit H attached hereto, addressed to BMP and the BMP Controlling Holders and on which BMP and the BMP controlling Holders shall be entitled to rely, and dated as of the Closing Date;

(x) BMP, Buyer, and the Shareholder Representative shall have agreed in writing on the amount of cash to be provided to the Shareholder Representative for deposit in the Contingency fund, and the Buyer and BMP shall have agreed on the terms of the security agreement to be attached as Appendix I to Exhibit C to this Agreement; and

(xi) Merger Co., shall have delivered to Buyer the Articles of Merger signed by a duly authorized officer of Merger Co.

BMP may waive any condition specified in this §7(b) on behalf of itself and the BMP Controlling Holders if it executes a writing so stating at or prior to the Closing.

§8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for a period of three years following the Closing Date.

(b) Indemnification Provisions for Buyer’s and Surviving Corporation’s Benefit. In the event any of BMP or the BMP Controlling Holders breaches (or in the event any third party alleges facts that, if true, would mean any of BMP or the BMP Controlling Holders has breached) any of his, her, or its representations, warranties, and covenants contained herein (provided that Buyer or Surviving Corporation makes a written claim for indemnification against any of BMP or the BMP Controlling Holders pursuant to §10(g) below within the survival period), then the BMP Stockholders and BMP Option Unit Holders shall be jointly obligated to indemnify Buyer and the Surviving Corporation from and against the entirety of any Adverse Consequences Buyer or the Surviving Corporation may suffer (including any Adverse Consequences Buyer or the Surviving Corporation may suffer after the end of any applicable survival period, and net of any insurance proceeds collected on claims made on the basis of the events or circumstances giving rise to the Adverse Consequences) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that none of the BMP Stockholders or BMP Option Unit Holders shall have any obligation to indemnify Buyer from and against any such Adverse Consequences until Buyer and the Surviving Corporation have suffered, in the aggregate, costs, expenses, and Liabilities attributable to such Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of $70,000, at which point the BMP Stockholders and BMP Option Unit Holders will be obligated to indemnify Buyer and the Surviving Corporation from and against all such costs, expenses, and Liabilities relating back to the first dollar; and provided further, however, that the indemnification obligation of the BMP Stockholders and BMP Option Unit Holders shall be limited to the amount of the prospective unpaid BMP Performance Cash Payment and prospective unpaid Earnout Participation as of the date the written claim for indemnification is given. Buyer or the Surviving Corporation shall recoup the amount of any such indemnification obligation solely by offset, first against the unpaid BMP Performance Cash Payment, and second against the unpaid Earnout Participation, all without any prior approval, consent, or other action by any of the BMP Stockholders or BMP Option Unit Holders, by notifying the BMP Stockholders and BMP Option Unit Holders (an “Offset Notice”) that the prospective unpaid BMP Performance Cash Payment and/or unpaid Earnout Participation is reduced as a payment obligation of Buyer or Surviving Corporation to the extent of the Adverse Consequences suffered by Buyer or Surviving Corporation, which includes an explanation in reasonable detail of the basis for the claim giving rise to the offset. If Persons who would otherwise be entitled to receive 25% of the aggregate amount offset against the BMP Performance Cash Payment and Earnout Participation as stated in Offset Notices given during any of the consecutive one-year periods (each a “Survival Year”) in the three-year survival period provided for in §8(b) object to, or disagree with, any of the Offset Notices given by Buyer or Surviving Corporation under this §8(b) during a Survival Year, such Persons (either directly or through the Shareholder Representative) shall give written notice thereof to the Buyer (the “Objection Notice”) within 90 days following the end of such Survival Year. If the Objection Notice is not given on a timely basis, the Offset Notices given during the Survival Year shall be final and binding on all Parties. The Parties agree that the right to deliver an Objection Notice as described in this §8(b) shall not apply to any Offset Notice for which there has already been delivered an Objection Notice, which has resulted in the resolution of the disputed Offset Notice via agreement or other proceedings contemplated by this §8(b). If a timely Objection Notice is given by Persons holding the requisite percentage, then during the 30-day period following the date the Objection Notice is given, the Buyer and Persons giving the Objection Notice will negotiate in good faith to resolve the dispute. If the parties are unable to resolve the dispute by good faith negotiation within 30 days after the dispute arises, the parties shall attempt in good faith to resolve the dispute by mediation conducted in Salt Lake City, Utah, pursuant to the procedures of the American Arbitration Association applicable to the mediation of commercial disputes. If the parties are unable to agree on a mediator, the mediator shall be selected pursuant to the Commercial Mediation Rules of the American Arbitration Association. If the dispute or claim has not been resolved by mediation within 30 days of the initiation thereof, the dispute shall be resolved by arbitration conducted in Salt Lake City, Utah, by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect or such other rules as mutually agreed upon by the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. As part of the award, the arbitrator is authorized to grant to the prevailing party recovery of its costs and attorneys’ fees incurred in connection with arbitration and enforcement of any judgment from the non-prevailing party or parties. Buyer’s or Surviving Corporation’s exercise in good faith of its rights under this §8(b) shall not constitute a breach of this Agreement or the payment obligations set forth in Exhibits C or D to this Agreement, notwithstanding any subsequent determination that such exercise was in error or improper.

(c) Indemnification Provisions for BMP Stockholders’ Benefit. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein and, provided that any BMP Stockholder or BMP Option Unit Holder makes a written claim for indemnification against Buyer pursuant to §10(g) below within such survival period, then Buyer shall indemnify each BMP Stockholder and BMP Option Unit Holder from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(d) Matters Involving Third Parties.

(i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party promptly notifies the Indemnified Party in writing after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim with reasonable diligence.

(iii) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with §8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not to be unreasonably withheld and, in any event, will be given if under the settlement the Indemnified Party is fully and finally released from liability arising from the claim and is not subject to or suffer any limitation or restriction on its business or activities.

(iv) In the event any of the conditions in §8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner his, her, or it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §8.

(e) [Reserved.]

(f) Other Indemnification Provisions. The foregoing indemnification provisions are the exclusive remedy with respect to breaches of representations and warranties of the Parties set forth herein, and are in addition to any statutory, equitable, or common law remedy any Party may have with respect to fraud or breach of any covenant set forth in this Agreement. Each BMP Controlling Holder hereby agrees that he, she, or it will not make any claim for indemnification against BMP by reason of the fact that he, she, or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer or Surviving Corporation against such BMP Controlling Holder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

§9. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and BMP may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to BMP at any time prior to the Closing (A) in the event any of BMP or the BMP Controlling Holders has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified BMP and the BMP Controlling Holders of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before February 15, 2007, by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) BMP may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, BMP has notified Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before February 15, 2007, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from any of BMP or the BMP Controlling Holders breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to §9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

§10. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and BMP; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(b) No Third-Party Beneficiaries. Except as specifically provided for herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and BMP; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:	UCN, Inc.
Paul Jarman, Chief Executive Officer
14870 Pony Express Road
Bluffdale, Utah 84065
Fax: (866) 800-0007
Email: paul.jarman@ucn.net

Copy to:	Parsons Behle & Latimer
Mark E. Lehman, Esq.
201 South Main Street, Suite 1800
Salt Lake city, Utah 84111
Fax: (801) 536-6111
Email: mlehman@parsonsbehle.com

If to BMP and BMP Controlling Holders:	BenchmarkPortal, Inc.
Dr. Jon Anton, Chief Executive Officer
3201 Airpark Drive, Suite 104
Santa Maria, California 93455
Fax: (805) 614-0055
Email: drjonanton@benchmarkportal.com

Copy to:	Winthrop & Weinstine
Timothy M. Barnett, Esq.
225 South Sixth Street, Suite 3500
Minneapolis, Minnesota 55402
Fax: (612) 604-6853
Email: tbarnett@winthrop.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Utah without giving effect to any choice or conflict of law provision or rule (whether of the state of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Utah.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and BMP. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of Buyer, BMP and the BMP Controlling Holders shall bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of BMP is unique and recognize and affirm that in the event BMP breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Salt Lake County, Utah, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

[The next page contains the signatures of the Parties.]

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

UCN, INC.

By:	/s/
Paul Jarman, Chief Executive Officer

BENCHMARKPORTAL, INC.

By:	/s/
Dr. Jon Anton, Chief Executive Officer

By:	/s/
Bruce Belfiore, Secretary

BMP MAJORITY HOLDERS

/s/
Dr. Jon Anton

/s/
Bruce Belfiore

/s/
David R. Machin

/s/
Anita Rockwell

* * * * *

IN WITNESS WHEREOF, the Echo Metrics, Inc., a Utah corporation, has executed the Agreement and Plan of Acquisition dated January 12, 2007, as of the date of said agreement.

ECHO METRICS, INC.

By:	/s/
Paul Jarman, Chief Executive Officer

Exhibit A

Articles of Merger

[Omitted]

Exhibit B

Merger Consideration

For each share of BMP Common Stock, BMP Series A Convertible Preferred Stock, and BMP Series B Convertible Preferred Stock held of record on the Closing Date, and for each Option Exchange Unit held by a BMP Option Unit Holder on the Closing Date, the holder will receive:

(1) a cash payment equal to $500,000 multiplied by a fraction, the numerator of which is the sum of the number of shares of BMP Common Stock, BMP Series A Convertible Preferred Stock, BMP Series B Convertible Preferred Stock held of record by the holder on the Closing Date and the number of Option Exchange Units held by the holder on the Closing Date, and the denominator of which is the total number of shares of BMP Common Stock, BMP Series A Convertible Preferred Stock, BMP Series B Convertible Preferred Stock issued and outstanding on the Closing Date, and total number of Option Exchange Units held by all holders of such units on the Closing Date (the “Consideration Fraction”); provided, however, that $80,000 of such cash payment will be made by the Buyer paying that amount to CCG Securities, Inc., on behalf of and for the benefit of the BMP Stockholders and BMP Option Unit Holders, which is the total amount of the fees and expenses owed to CCG Securities, Inc., by the BMP Stockholders and BMP Option Unit Holders; provided further, however that an amount (not to exceed $400,000) mutually agreed to by the Buyer and BMP will be paid by the Buyer to the Shareholder Representative for the Contingency Fund on behalf of and for the benefit of the BMP Stockholders and BMP Option Unit Holders.

(2) that number of Buyer Shares equal to the Consideration Fraction multiplied by the number of total Buyer Shares issuable under the Agreement at Closing, which is determined by dividing $4,500,000 by the average of the closing high bid and low asked prices for the Buyer’s common stock as reported by Bloomberg Financial L.P., for the ten trading days consisting of the five consecutive trading days immediately preceding the date a press release issued by the Buyer is released to the public and the five consecutive trading days immediately preceding the Closing Date;

(3) a percentage of the BMP Performance Cash Payment equal to 100% multiplied by the Consideration Fraction; and

(4) a percentage of the Earnout Participation equal to 100% multiplied by the Consideration Fraction.

Exhibit C

BMP Performance Cash Payment

Pursuant to Section 2(d)(v) of the Agreement and Plan of Acquisition dated January 12, 2007 (the “Agreement”) and Exhibit B thereto, each BMP Stockholder and BMP Option Unit Holder holds a right to receive a monthly percentage of $55,556 (the “Performance Cash Payment”), as paid and adjusted pursuant to this Exhibit C. All capitalized terms used herein and not otherwise defined will have the same meaning ascribed thereto in the Agreement. The following capitalized terms used in this Exhibit shall have the respective meanings set forth immediately below:

Defined Terms

(a) “Performance Cash Payment” means the monthly amount of $55,556 payable pursuant to this Exhibit.

(b) “Revenue Month” means each full calendar month after the Closing Date, beginning with the month of March 2007.

(c) “Payout Period” means the period of 36 consecutive months following the Closing Date, commencing with the first full calendar month after the Closing Date.

(d) “BMP Monthly Revenue” means the actual Monthly Recurring Revenue from the sale of all Echo™ Services.

(e) “Monthly Recurring Revenue” shall mean all revenue earned from the sale of all “Echo™ Services” to the customers listed in Paragraph 1 below that recurs on a monthly basis, net of all taxes, credits, chargebacks, adjustments, surcharges or other amounts levied by a government agency, or any one-time revenue derived from any “Echo™ Services.”

(f) “Echo™ Services” shall have the meaning set forth below in paragraph 1(b).

(g) “Projected Monthly Revenue” refers to the monthly revenue amounts set forth in paragraph 2 below against which the BMP Monthly Revenue amounts are compared to determine the adjustment, if any, to the Performance Cash Payment.

(h) “Revenue Reports” refers to the monthly report prepared by Buyer and described in paragraph 3 below.

(i) “Dispute Notice” means a written notice given by BMP Stockholders and/or BMP Option Unit Holders objecting to or disagreeing with amounts reported on a Revenue Report.

(j) “Excess Revenue” means the amount by which the BMP Monthly Revenue for a Revenue Month exceeds Projected Monthly Revenue for such month.

(k) “Cumulative Revenue Pool” means a pool of funds created to account for the Excess Revenue, if any, created each Revenue Month during the Payout Period.

(l) “Shortfall” refers to the amount by which the Projected Monthly Revenue for a given month exceeds the BMP Monthly Revenue for such month.

(m) “Adjusted Performance Payment” means a monthly Performance Cash Payment that has been adjusted pursuant to the adjustments described in paragraph 4 below.

1. BMP Revenue.

(a) For each Revenue Month during the Payout Period, the Buyer will keep a complete and accurate record of all BMP Monthly Revenue from the sale of all “Echo™ Services.” The BMP Monthly Revenue shall be calculated based on revenue from the following customers in existence as of the date of the Agreement:

1-800 Flowers

JP Morgan Chase Bank National Association

Best Buy

Bright House Networks

Continental Airlines

eBay, Inc.

eBay PayPal Inc.

Hewlett Packard Co.

Humana

Inland Empire Health Plans

Knology

Maytag

Nokia

New York Life

Overstock.com

Saks, Inc.

TimeWarner Cable Inc.

Wellcare Health Plans Inc.

Vonage

Washington Mutual

Witness Systems

Williams & Sonoma

Pottery Barn

(b) The “Echo™ Services” consist of:

(i) Any service offered and sold by Buyer that uses the Echo™ off-premise software to gather customer opinions via surveys conducted with a client’s customer base and translates the surveys into actionable reports (without regard to the communication medium through which the survey data is collected or the reports delivered or processed); and

(ii) Any other service offered and sold by the Buyer to its customers during the Payout Period that includes data gathered from an opinion survey and a reporting

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engine developed by Buyer; provided, that “Echo™ Services” does not include, a survey and report based on approximately five questions sent to any member of the Purdue Research Foundation International Benchmarking Community (“One-Minute Survey”), a survey (including the reporting of results of the survey) for a specific client that operates on Buyer’s ACD-IVR service, or a survey and report engine designed by a client of Buyer for the client’s use for which Buyer does no more than provide the technical services required to host the client’s survey and report engine on Buyer’s network.

2. Projected Monthly Revenue. The Projected Monthly Revenue as of the end of each Revenue Month in the Payout Period beginning with the first full calendar month in the Payout Period is as follows:

Month	Projected Monthly Revenue
1	265,766
2	265,323
3	264,881
4	264,439
5	263,999
6	263,559
7	263,119
8	262,681
9	262,243
10	261,806
11	261,370
12	260,934
13	260,499
14	260,065
15	259,632
16	259,199
17	258,767
18	258,336
19	257,905
20	257,475
21	257,046
22	256,618
23	256,190
24	255,763
25	255,337
26	254,911
27	254,486
28	254,062
29	253,639
30	253,216
31	252,794
32	252,373
33	251,952
34	251,532
35	251,113
36	250,694

3. Revenue Reports. Within 20 days following the end of each Revenue Month in the Payout Period, the Buyer will prepare and deliver to each BMP Stockholder and BMP Option Unit Holder a Revenue Report showing in reasonable detail the BMP Monthly Revenue for the previous Revenue Month compared against the Projected Monthly Revenue for such Month, the calculation of any Excess Revenue or Shortfall, the balance in the Cumulative Revenue Pool, and the calculation of the Performance Cash Payment (as adjusted) payable in respect of that month certified by the Chief Financial Officer of the Buyer to the effect that such Report has been prepared in accordance with the Agreement. BMP Monthly Revenue will be determined in accordance with generally accepted accounting principles consistently applied throughout the applicable periods.

(a) Right to Dispute. If BMP Stockholders and BMP Option Unit Holders entitled to receive 25% or more of the Performance Cash Payment objects to, or disagrees with, the amounts reported on the Revenue Report, such holders shall give a Dispute Notice to the Buyer within 15 days following the date the Revenue Report is sent by the Buyer to the BMP Stockholders and BMP Option Unit Holders. If the Dispute Notice is not given on a timely basis, the Revenue Report shall be final and binding on all parties, subject to the provisions of paragraph 3(c) below. If a timely Dispute Notice is given by BMP Stockholders and BMP Option Unit Holders holding the requisite percentage, then during the 30-day period following

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the date the Dispute Notice is given Buyer and the BMP Stockholders and BMP Option Unit Holders giving the Dispute Notice will negotiate in good faith to resolve the dispute.

(b) Right to Audit. If the parties are unable to resolve the dispute, then within 15 days following the end of said 30-day period, the BMP Stockholders and BMP Option Unit Holders giving the Dispute Notice may, at their election and expense, select and identify to Buyer an independent public accounting firm registered with the Public Company Accounting Oversight Board to examine the amounts reported in the Revenue Report disputed by the BMP Stockholders and BMP Option Unit Holders giving the Dispute Notice. If the BMP Stockholders and BMP Option Unit Holders giving the Dispute Notice do not identify to Buyer an independent public accounting firm on a timely basis, the Revenue Report as originally issued by the Buyer shall be final and binding on all parties. Immediately following the identification of such accounting firm, Buyer shall make available during normal business hours all books, records, receipts and other documents pertaining to sales of Echo™ Services during the periods covered by the Revenue Report that is the subject of the Dispute Notice and Buyer’s determination of the amounts set forth in the disputed Revenue Report. Within 90 days following the date the BMP Stockholders and BMP Option Unit Holders giving the Dispute Notice identify to Buyer the independent public accounting firm, said firm shall issue its report on the amounts reported by Buyer in the Revenue Report (the “Examination Report”). The Examination Report shall be final and binding on all parties. If the Examination Report shows BMP Monthly Revenue was overstated, the amount set forth in the disputed Revenue Report will be decreased to the appropriate amount for the disputed Revenue Report and applied to recalculate the correct BMP Monthly Revenue and thereby reduce the Performance Cash Payment payable for the next succeeding Revenue Month. If the Examination Report shows BMP Monthly Revenue was understated, the amount set forth in the disputed Revenue Report will be increased to the appropriate amount for the disputed Revenue Report and applied to recalculate the BMP Monthly Revenue, and the adjustment shall be applied to increase the Performance Cash Payment payable for the next succeeding Revenue Month, and if it is understated by more than seven percent of the original amount shown on the Revenue Report, Buyer shall reimburse to the BMP Stockholders and BMP Option Unit Holders giving the Dispute Notice all costs and expenses of the independent public accounting firm that prepares the Examination Report.

(c) Annual Right to Review. Notwithstanding the provisions of paragraph 3(a) and (b) regarding the rights of the BMP Stockholders and the BMP Option Unit Holders to object to the Revenue Reports on a month-by-month basis, the parties agree that the BMP Stockholders and BMP Option Unit Holders shall retain the right to object to or disagree with any Revenue Report provided by Buyer within each 12-month period of the Payout Period provided that such right is exercised by the delivery by BMP Stockholders and BMP Option Unit Holders entitled to receive 25% or more of the Performance Cash Payment of a Dispute Notice to Buyer within a period of ninety (90) days following the end of such 12-month period. To clarify, only three annual Dispute Notices may be given by the BMP Stockholders and BMP Option Unit Holders; the first after the first 12 months of the Payout Period, the second after the end of month 24 in the Payout Period that can pertain only to Revenue Reports issued for Revenue Months 13 through 24, and the third after the last month of the Payout Period that can pertain only to Revenue Reports issued for Revenue Months 25 through 36. If such Dispute Notice is not given

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on a timely basis, the Revenue Reports for the prior 12-month period shall be final and binding on all parties. If, however, such a Dispute Notice is given in a timely manner with respect to the prior 12-month period, then during the thirty (30) day period following the date such Dispute Notice is given, Buyer and the BMP Stockholders and BMP Option Unit Holders giving the Dispute Notice will negotiate in good faith to resolve any disputes with respect to Revenue Reports given for any month during the 12-month period. If such parties are unable to resolve the dispute(s) within such thirty (30) day period, then the procedure for resolving the dispute(s) described above in paragraph 3(b) shall be used by the parties to resolve the dispute(s), subject to the same terms and conditions set forth in said paragraph 3(b). The parties agree that the right to deliver a Dispute Notice, as described in this paragraph 3(c) shall not apply to any Revenue Month during the prior 12-month period for which there has already been delivered a Dispute Notice by the BMP Stockholders and BMP Option Unit Holders which has resulted in the resolution of a disputed amount via agreement of the parties or the completion of an Examination Report.

4. Distributions Based on Revenue. The amount of the Performance Cash Payment is subject to adjustment as follows:

(a) If the BMP Monthly Revenue for a Revenue Month during the Payout Period exceeds Projected Monthly Revenue for that month set forth in paragraph 2, above, the Excess Revenue shall be added to the Cumulative Revenue Pool. The dollar value of the Cumulative Revenue Pool is adjusted as provided below in this paragraph 4, but in no event to a value less than $-0-.

(b) If the BMP Monthly Revenue for any given Revenue Month equals or exceeds the Projected Monthly Revenue for such Revenue Month, the full amount of the Performance Cash Payment (i.e., $55,556) for that Revenue Month shall be paid.

(c) If the BMP Monthly Revenue for any given Revenue Month during the first 24 months of the Payout Period is less than the Projected Monthly Revenue for such month, then the Performance Cash Payment shall be adjusted downward from $55,556 by an amount equal to the lesser of:

(i) the Shortfall, or

(ii) the difference between the Shortfall and any positive balance in the Cumulative Revenue Pool (in which case the positive balance of the Cumulative Revenue Pool shall be reduced to the extent used to mitigate any Shortfall); provided, however, that if the positive balance in the Cumulative Revenue Pool exceeds the Shortfall for that month, the excess will not increase the Performance Cash Payment above $55,556.

5

The following Example 1 illustrates (without restricting, limiting, or affecting in any way the application and interpretation of) the adjustment mechanism described in this paragraph 4(c):

Example 1:	Assume that BMP Monthly Revenue in each of the first two Revenue Months exceeds Projected Monthly Revenue by $5,000. This results in Excess Revenue of $10,000 in the Cumulative Revenue Pool. Then assume that in the third month, BMP Monthly Revenue is $3,000 less than Projected Monthly Revenue. As a result, the $3,000 Shortfall would be offset by $3,000 in the Cumulative Revenue Pool, thereby reducing the Cumulative Revenue Pool to $7,000, and no adjustment would be made to the Performance Cash Payment.

(d) If the BMP Monthly Revenue for any given Revenue Month during the last 12 months of the Payout Period is less than the Projected Monthly Revenue for such month, then the Performance Cash Payment shall be adjusted downward from $55,556 by an amount equal to the lesser of:

(i) one-half the Shortfall, or

(ii) one-half of the difference between the Shortfall and any positive balance in the Cumulative Revenue Pool (in which case the positive balance of the Cumulative Revenue Pool shall be reduced to the extent used to mitigate any Shortfall); provided, however, that if the positive balance in the Cumulative Revenue Pool exceeds the Shortfall for that month, the excess will not increase the Performance Cash Payment above $55,556.

The following Example 2 illustrates (without restricting, limiting, or affecting in any way the application and interpretation of) the adjustment mechanism described in this paragraph 4(d):

Example 2:	Assume that after 24 months of the Payout Period the Cumulative Revenue Pool has a balance of $4,000. Assume further that in month 25, the BMP Monthly Revenue is $10,000 less than Projected Monthly Revenue, i.e., a $10,000 Shortfall. The Performance Cash Payment for month 25 would be reduced by one-half of the difference between the $10,000 Shortfall and the $4,000 in the Cumulative Revenue Pool, resulting in a $3,000 downward adjustment to month 25’s Performance Cash Payment.

(e) To the extent that there is created a positive balance in the Cumulative Revenue Pool because of the existence of Excess Revenue in any Revenue Month, in addition to using such positive balance to mitigate any Shortfall existing in a current Revenue Month as provided in paragraph 4(c) or paragraph 4(d), such positive balance also shall be available to be carried back and credited against the Adjusted Performance Payment for any prior Revenue Month during the Payout Period and, as a consequence, the amount of the Adjusted Performance Payment made in any such prior Revenue Month(s) shall be recalculated and any increase shall be added to the next payment made to the BMP Stockholders and BMP Option Unit Holders under this Exhibit C. To the extent a positive balance in the Cumulative Revenue Pool is carried back as provided in this paragraph 4(e), such balance shall be reduced by the amount of the credit applied to increase the Adjusted Performance Payment in any prior Revenue Month.

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The following Example 3 illustrates (without restricting, limiting, or affecting in any way the application and interpretation of) the adjustment mechanism described in this paragraph 4(e):

Example 3:	Assume that for each of the first two months of the Payout Period there existed a Shortfall of $5,000, resulting in an adjustment each month of $5,000 to the Performance Cash Payment. Assume that in month three there existed Excess Revenue of $8,000. Pursuant to paragraph 4(e), the $8,000 would be carried back to adjust the Shortfall in month two to zero, and the Shortfall in month one to $2,000, and the resulting $8,000 increase in the prior Adjusted Performance Payments would become payable with the Buyer’s next Performance Cash Payment. Further, the Cumulative Revenue Pool would have a balance of $-0- because it can never go below $-0-.

(f) In no event will the aggregate amount of all Performance Cash Payments to the BMP Stockholders and BMP Option Unit Holders under this Exhibit C exceed $2,000,016.

5. Manner of Payment. Buyer will distribute the Performance Cash Payment (as adjusted) for each Revenue Month except for February 2010 to the BMP Stockholders and BMP Option Unit Holders pro rata based on their respective Consideration Fractions within five days following the date the Revenue Report is sent by the Buyer to the BMP Stockholders and BMP Option Unit Holders for each Revenue Month. Buyer will distribute the Performance Cash Payment (as adjusted) for February 2010 to the BMP Stockholders and BMP Option Unit Holders pro rata based on their respective Consideration Fractions within 20 days following the date the Revenue Report is sent by the Buyer to the BMP Stockholders and BMP Option Unit Holders for the last Revenue Month in the Payout Period. Such payments will be made notwithstanding the delivery of a Dispute Notice by BMP Stockholders and BMP Option Unit Holders to the Buyer. Any adjustment to the Performance Cash Payment (as adjusted) paid or payable to the BMP Stockholders and BMP Option Unit Holders resulting from resolution of the Dispute Notice pursuant to paragraph 2 of this Exhibit C shall be applied as an adjustment to the amount payable in respect of the next succeeding Revenue Month; provided, however, if a Dispute Notice is given with respect to the last Revenue Month in the Payout Period or a Dispute Notice is given with respect to any prior month that has not been resolved, Buyer is not obligated to distribute the Performance Cash Payment (as adjusted) for that last Revenue Month on the Payout Period (and no interest or penalty under paragraph 5(b) of this Exhibit C will accrue) until any such pending disputes are resolved.

(a) Distribution. Performance Cash Payment (as adjusted) will be distributed to the BMP Stockholders and BMP Option Unit Holders in cash through checks drawn on a Buyer account with readily available funds mailed to the BMP Stockholders and BMP Option Unit Holders at their addresses appearing on the books and records of the Buyer.

(b) Late Payment. In the event distribution of the Performance Cash Payment for a given Revenue Month stated in the Revenue Report is not made in full within seven days following the required payment date, then the unpaid amount will bear interest at the rate of 1.5% per month until paid. In the event distribution of Performance Cash Payment (as adjusted) for a given Revenue Month stated in the Revenue Report is not made in full within 30 days

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following the required payment date, then (in addition to any interest payable) the Buyer will add to the next Performance Cash Payment (as adjusted) and distribute to the BMP Stockholders and BMP Option Unit Holders an amount equal to 50% of the unpaid amount.

6. Security for Performance Cash Payout. The obligation to make payment of the Performance Cash Payment pursuant to this Exhibit C will be secured by a security agreement with terms mutually agreed to by BMP and the Buyer to be delivered at Closing, which will be attached to this Exhibit C as Appendix I.

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Appendix I to

Exhibit C - BMP Performance Cash Payment

Pledge of Certain Assets

1. Certain Definitions. As used in this Pledge, the following terms shall have the meanings set forth in this Section 1.

(a) “Agreement” means the Agreement and Plan of Acquisition dated January 12, 2007, between UCN, Inc., a Delaware corporation, Echo Metrics, Inc., a Utah corporation, BenchmarkPortal, Inc., a California corporation, and Jon Anton, Bruce Belfiore, David R. Machin, and Anita Rockwell. All capitalized terms used in this Pledge and not otherwise defined will have the same meaning ascribed thereto in the Agreement and in Exhibit C to the Agreement.

(b) “Collateral” means the Echo™ off-premise software to gather customer opinions via surveys conducted with a client’s customer base and translate the surveys into actionable reports (without regard to the communication medium through which the survey data is collected or the reports delivered or processed), and any improvements, enhancements, or modifications thereto.

(c) “Debtor” means, collectively, the Buyer and Merger Co.

(d) “Exhibit C” means Exhibit C to the Agreement. This Pledge is Appendix I to Exhibit C and is incorporated as a part thereof.

(e) “Majority in Interest” means, at any time of determination, the majority participation in payment of the Performance Cash Payments pursuant to Exhibit C.

(f) “Obligations” means all payment obligations set forth in Exhibit C owed by Buyer or Merger Co. to the Pledgees.

(g) “Pledgees” means, at any time of determination, the persons entitled to receive payment of the Performance Cash Payments pursuant to Exhibit C.

2. Pledge of Collateral. As an inducement for the Pledgees to accept the terms of Exhibit C and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, the Debtor hereby unconditionally and irrevocably pledges, grants and hypothecates to the Pledgees a continuing security interest in and to all of its right, title and interest of whatsoever kind and nature in and to the Collateral (the “Security Interest”).

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3. Covenants and Agreements of the Debtor. The Debtor covenants and agrees with the Pledgees as follows:

(a) Debtor shall at all times maintain the Security Interest provided for hereunder as a valid lien and security interest in the Collateral in favor of the Pledgees until the Obligations have been discharged in full as provided for in Exhibit C.

(b) Except for any lien or security interest in the Collateral arising under the Revolving Credit and Term Loan Agreement between the Debtor and ComVest Capital LLC dated May 5, 2006 (including any subsequent amendments thereto), and any collateral agreement or instrument signed and delivered pursuant thereto, (provided that such lien or security interest is subordinated to the security interest granted by the Debtor to the Pledgees under this Pledge), Debtor will not transfer, pledge, hypothecate, encumber, license, sell or otherwise dispose of any of the Collateral (except for licenses granted by the Debtor in its ordinary course of business and licenses existing as of the date hereof) without the prior written consent of a Majority in Interest.

(c) The Debtor shall promptly execute and deliver to the Pledgees such further assignments, security agreements, or other instruments, documents, certificates and assurances and take such further action as the Pledgees holding a Majority in Interest may from time to time reasonably request and may, in their discretion, deem necessary to perfect, protect or enforce its security interest in the Collateral.

4. Defaults. The following events shall be “Events of Default”:

(a) The Debtor fails to make the Performance Cash Payment for a given Revenue Month within 30 days following the payment date specified in Section 5 of Exhibit C;

(b) If any provision of this Pledge shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by the Debtor, or a proceeding shall be commenced by the Debtor, or by any governmental authority having jurisdiction over any Debtor, seeking to establish the invalidity or unenforceability thereof, or the Debtor shall deny that it has any liability or obligation purported to be created under this Pledge; or

(c) Debtor’s failure to comply with any of the provisions of this Pledge.

5. Rights and Remedies Upon Default.

(a) Upon the occurrence of any Event of Default and at any time thereafter, the Pledgees, acting through the Shareholder Representative, shall have the right to exercise all of the remedies conferred hereunder. Without limitation, the Shareholder Representative acting for the benefit of all Pledgees shall have the following rights and powers:

(i) The Shareholder Representative shall have the right to take possession of the Collateral and all copies thereof that may have been made by Debtor, and, for that purpose, enter, with the aid and assistance of any person, any

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premises where the Collateral, or any part or copy thereof, is or may be placed and remove the same, and the Debtor shall assemble the Collateral and all copies thereof and make it available to the Shareholder Representative at places that the Shareholder Representative shall reasonably select, whether at the Debtor’s premises or elsewhere.

(ii) The Shareholder Representative shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the Shareholder Representative may deem commercially reasonable, all upon not less that 10 days prior written notice to Debtor stating the date, time, and place of the public or private sale. Upon each such sale, lease, assignment or other transfer of Collateral, any one or more of the Pledgees may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of the Debtor, which are hereby waived and released.

(b) The Shareholder Representative may comply with any applicable law in connection with a disposition of Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

(c) Any disposition of the Collateral following the occurrence of an Event of Default shall not affect any service contracts employing the Collateral previously made by the Debtor with bona fide customers of Debtor, the Debtor shall be entitled to continue to provide the services employing the Collateral under the contracts in accordance with the terms of such contracts, and Debtor shall be entitled to bill and collect from the customers the fees and charges provided for in the contracts for the services provided employing the Collateral; provided, however, that in consideration of the continued use of the Collateral the Debtor shall pay to the person who acquires the Collateral a usage fee equal to the lesser of 50% of Monthly Recurring Revenue and the Performance Cash Payment. If the Debtor fails to pay any such usage fee within 20 days following the end of the Revenue Month with respect to which it is payable, the Debtor’s right to use the Collateral under contracts with its customers and to bill and collect fees and charges under said contracts shall immediately terminate. On the date of disposition of the Collateral following the occurrence of an Event of Default, the provisions of §6(e) of the Agreement shall terminate and be of no further force or effect.

6. Applications of Proceeds. The proceeds of any such sale, lease or other disposition of the Collateral hereunder shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys’ fees and expenses incurred by the Shareholder Representative in enforcing the rights of the Pledgees hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations pro rata among the Pledgees, and to the

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payment of any other amounts required by applicable law, after which the Shareholder Representative shall pay to the Debtor any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Pledgees are legally entitled, the Debtor will be liable for the deficiency.

7. Security Interest Absolute. All rights of the Pledgees and all obligations of the Debtor hereunder, shall be absolute and unconditional, irrespective of: (a) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the terms of Exhibit C; or (b) any exchange or release of the Collateral, or any release or amendment or waiver of or consent to departure from any other collateral for, or any guaranty, or any other security, for all or any of the Obligations. Until the Obligations shall have been paid and performed in full, the rights of the Pledgees shall continue. The Debtor expressly waives presentment, protest, notice of protest, demand, notice of nonpayment and demand for performance. In the event that at any time any transfer of any Collateral or any payment received by the Pledgees hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall be deemed to be otherwise due to any party other than the Pledgees, then, in any such event, the Debtor’s obligations hereunder shall survive cancellation of this Pledge, and shall not be discharged or satisfied by any prior payment thereof and/or cancellation of this Pledge, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof. Each of the Buyer and Merger Co., waives all right to require the Pledgees to proceed against any other person or entity or to apply any Collateral that the Pledgees may hold at any time, or to marshal assets, or to pursue any other remedy.

8. Notices. All notices, requests, demands and other communications hereunder shall be subject to the notice provision of the Pledge.

9. Miscellaneous.

(a) No course of dealing between the Debtor and the Pledgees, nor any failure to exercise, nor any delay in exercising, on the part of the Pledgees, any right, power or privilege hereunder or under Exhibit C shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b) All of the rights and remedies of the Pledgees with respect to the Collateral, whether established hereby or by Exhibit C or by law shall be cumulative and may be exercised singly or concurrently.

(c) In the event any provision of this Pledge is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Pledge shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to

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be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision of this Pledge is held to be invalid, prohibited or unenforceable in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining portion of such provision or the other provisions of this Pledge and without affecting the validity or enforceability of such provision or the other provisions of this Pledge in any other jurisdiction.

(d) No waiver of any breach or default or any right under this Pledge shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default or right, whether of the same or similar nature or otherwise.

The Debtors have executed this Pledge as of the date first-above written as evidence of their agreement and undertaking to be bound by the terms and conditions hereof.

UCN, Inc.

By:
Paul Jarman, Chief Executive Officer

Every Customer Has Opinions, Inc. (Formerly Echo Metrics, Inc.)

By:
Paul Jarman, Chief Executive Officer

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Exhibit D

Earnout Participation

Pursuant to Section 2(d)(v) of the Agreement and Plan of Acquisition dated January 12, 2007 (the “Agreement”) and Exhibit B thereto, each BMP Stockholder and BMP Option Unit Holder holds an Earnout Participation, which is a right to receive a percentage of the Earnout Pool (as defined in Section 3 of this Exhibit D) in accordance with the following terms and subject to the following conditions. All capitalized terms used herein and not otherwise defined will have the same meaning ascribed thereto in the Agreement.

1. Earnout Revenue. For each three-month period (an “Earnout Quarter”) beginning with the Earnout Quarter ending May 31, 2007, and continuing through the 16th Earnout Quarter ending February 28, 2010 (the “Earnout Period”) the Buyer will keep a complete and accurate record of all Monthly Recurring Revenue, defined as all revenue earned from the sale of all “Echo™ Services” that recurs on a monthly basis, net of all taxes, credits, chargebacks, adjustments, surcharges or other amounts levied by a government agency, or any one-time revenue derived from any “Echo™ Services” (the “Earnout Revenue”).

The “Echo™ Services” consist of:

(a) Any service offered and sold by Buyer that uses the Echo™ off-premise software to gather customer opinions via surveys conducted with a client’s customer base and translates the surveys into actionable reports (without regard to the communication medium through which the survey data is collected or the reports delivered or processed); and

(b) Any other service offered and sold by the Buyer to its customers during the Earnout Period that includes data gathered from an opinion survey and a reporting engine developed by Buyer; provided, that “Echo™ Services” does not include, a survey and report based on approximately five questions sent to any member of the Purdue Research Foundation International Benchmarking Community (“One-Minute Survey”), a survey (including the reporting of results of the survey) for a specific client that operates on Buyer’s ACD-IVR service, or a survey and report engine designed by a client of Buyer for the client’s use for which Buyer does no more than provide the technical services required to host the client’s survey and report engine on Buyer’s network.

2. Base. Within 45 days following the end of each Earnout Quarter the Buyer will prepare and deliver to each BMP Stockholder and BMP Option Unit Holder a schedule (the “Earnout Report”) showing in reasonable detail the Earnout Revenue for that Earnout Quarter, the sum (the “Aggregate Quarterly Revenue”) of the Earnout Revenue for all Earnout Quarters prior to and including the just ended Earnout Quarter, and the calculation of the Earnout Participation payment payable in respect of that Earnout Quarter certified by the Chief Financial Officer of the Buyer to the effect that such Report has been prepared in accordance with the Agreement. Earnout Revenue for each Earnout Quarter and Aggregate Quarterly Revenue will be determined in accordance with generally accepted accounting principles consistently applied throughout the applicable periods. The minimum Earnout Revenue (the “Base”) that must be recognized for each Earnout Quarter before any amount is set aside in the Earnout Pool for distribution to BMP Stockholders and BMP Option Unit Holders is $900,000. The minimum Aggregate Quarterly Revenue that must be recognized as of the end of each Earnout Quarter before any amount is set aside in the Earnout Pool for distribution to BMP Stockholders and BMP Option Unit Holders is an amount equal to the number of elapsed Earnout Quarters multiplied by $900,000.

(a) Right to Dispute. If BMP Stockholders and BMP Option Unit Holders holding 25% or more of the Earnout Participation objects to, or disagrees with, the Earnout Revenue reported on the Earnout Report, such holders shall give written notice thereof to the Buyer (the “Dispute Notice”) within 15 days following the date the Earnout Report is sent by the Buyer to the BMP Stockholders and BMP Option Unit Holder. If the Dispute Notice is not given on a timely basis, the Earnout Report shall be final and binding on all parties, subject to the provisions of Section 2(c) below. If a timely Dispute Notice is given by BMP Stockholders and BMP Option Unit Holders holding the requisite percentage of Earnout Participation, then during the 30-day period following the date the Dispute Notice is given Buyer and the BMP Stockholders and BMP Option Unit Holders giving the Dispute Notice will negotiate in good faith to resolve the dispute.

(b) Right to Audit. If the parties are unable to resolve the dispute, then within 15 days following the end of said 30-day period the BMP Stockholders and BMP Option Unit Holders giving the Dispute Notice may, at their election and expense, select and identify to Buyer an independent public accounting firm registered with the Public Company Accounting Oversight Board to examine the Earnout Revenue for the Earnout Quarter disputed by the BMP Stockholders and BMP Option Unit Holders giving the Dispute Notice. If the BMP Stockholders and BMP Option Unit Holders giving the Dispute Notice do not identify to Buyer an independent public accounting firm on a timely basis, the Earnout Report as originally issued by the Buyer shall be final and binding on all parties. Immediately following the identification of such accounting firm, Buyer shall make available during normal business hours all books, records, receipts and other documents pertaining to sales of Echo™ Services during the Earnout Quarter in dispute and Buyer’s determination of Earnout Revenue for such disputed Earnout Quarter. Within 90 days following the date the BMP Stockholders and BMP Option Unit Holders giving the Dispute Notice identify to Buyer the independent public accounting firm, said firm shall issue its report of the Earnout Revenue (the “Examination Report”). The Examination Report shall be final and binding on all parties. If the Examination Report shows Earnout Revenue was overstated, the amount set forth in the Earnout Report will be decreased to the appropriate amount. If the Examination Report shows Earnout Revenue was understated, the amount set forth in the Earnout Report will be increased to the appropriate amount, and if it is understated by more than seven percent of the original amount shown on the Earnout Report, Buyer shall reimburse to the BMP Stockholders and BMP Option Unit Holders giving the Dispute Notice all costs and expenses of the independent public accounting firm that prepares the Examination Report. Otherwise, the costs and expenses of such independent accounting firm shall be borne by the BMP Stockholders and BMP Option Unit Holders giving the Dispute Notice.

(c) Annual Right to Review. Notwithstanding the provisions of Sections 2(a) and (b) regarding the rights of the BMP Stockholders and the BMP Option Unit Holders to object to the

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Earnout Reports on a quarterly basis, the parties agree that the BMP Stockholders and BMP Option Unit Holders shall retain the right to object to or disagree with any Earnout Report provided by Buyer within each 12-month period of the Earnout Period provided that such right is exercised by the delivery by BMP Stockholders and BMP Option Unit Holders holding 25% or more of the Earnout Participation of a Dispute Notice to Buyer within a period of ninety (90) days following the end of such 12-month period. To clarify, only four annual Dispute Notices may be given by the BMP Stockholders and BMP Option Unit Holders; the first after the first 12 months of the Earnout Period, the second after the end of month 24 in the Earnout Period that can pertain only to Earnout Quarters five through eight, the third after month 36 in the Earnout Period that can pertain only to Earnout Reports issued for Earnout Quarters nine through 12, and the fourth after the last Earnout Quarter in the Earnout Period that can pertain only to Earnout Reports issued for Earnout Quarters 13 through 16. If such Dispute Notice is not given on a timely basis, the Earnout Reports for the prior 12-month period shall be final and binding on all parties. If, however, such a Dispute Notice is given in a timely manner with respect to the prior 12-month period, then during the thirty (30) day period following the date such Dispute Notice is given, Buyer and the BMP Stockholders and BMP Option Unit Holders giving the Dispute Notice will negotiate in good faith to resolve any disputes with respect to Earnout Reports given for any Earnout Quarter during the 12-month period. If such parties are unable to resolve the dispute(s) within such thirty (30) day period, then the procedure for resolving the dispute(s) described above in Section 2(b) shall be used by the parties to resolve the dispute(s), subject to the same terms and conditions set forth in said Section 2(b). The parties agree that the right to deliver a Dispute Notice, as described in this Section 2(c) shall not apply to any Earnout Quarter during the prior 12-month period for which there has already been delivered a Dispute Notice by the BMP Stockholders and BMP Option Unit Holders which has resulted in the resolution of a disputed amount via agreement of the parties or the completion of an Examination Report.

3. Earnout Distributions Based on Revenue. The pool (the “Earnout Pool”) that will be distributed to the BMP Stockholders and BMP Option Unit Holders for each Earnout Quarter (if any) shall be:

(a) For Earnout Quarters one through four, 15 percent of Earnout Revenue in excess of the Base;

(b) For Earnout Quarters five through eight, 16 percent of Earnout Revenue in excess of the Base;

(c) For Earnout Quarters nine through 12, 18 percent of Earnout Revenue in excess of the Base; and

(d) For Earnout Quarters 13 through 16, 20 percent of Earnout Revenue in excess of the Base.

4. Manner of Payment. Buyer will distribute the Earnout Pool (if any) for each Earnout Quarter except for the last Earnout Quarter to the BMP Stockholders and BMP Option Unit Holders pro rata based on their respective Earnout Participations within five days following the date the Earnout Report is sent by the Buyer to the BMP Stockholders and BMP Option Unit

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Holders for each Earnout Quarter. Buyer will distribute the Earnout Pool (if any) for the last Earnout Quarter to the BMP Stockholders and BMP Option Unit Holders pro rata based on their respective Earnout Participations within 20 days following the date the Earnout Report is sent by the Buyer to the BMP Stockholders and BMP Option Unit Holders for the last Earnout Quarter. Such payments will be made notwithstanding the delivery of a Dispute Notice by BMP Stockholders and BMP Option Unit Holders to the Buyer. Any adjustment to the Earnout Pool payable to the BMP Stockholders and BMP Option Unit Holders for a given Earnout Quarter resulting from resolution of the Dispute Notice pursuant to Section 2 of this Exhibit D shall be applied as an adjustment to the amount payable in respect of one or more subsequent Earnout Quarters; provided, however, if a Dispute Notice is given with respect to the last Earnout Quarter in the Earnout Period or a Dispute Notice is given with respect to any prior Earnout Quarter that has not been resolved, Buyer is not obligated to distribute the Earnout Pool for the final Earnout Quarter (and no interest or penalty under Section 4(c) of this Exhibit D will accrue) until any such pending disputes are resolved.

(a) Except as provided in Section 4(b) of this Exhibit D, the Earnout Pool will be distributed to the BMP Stockholders and BMP Option Unit Holders in cash through checks drawn on a Buyer account with readily available funds mailed to the BMP Stockholders and BMP Option Unit Holders at their addresses appearing on the books and records of the Buyer.

(b) Prior to distribution of the Earnout Pool for each Earnout Quarter the Buyer will calculate the percentage of all consideration paid to the BMP Holders under the Agreement paid in common stock of the Buyer (the “Equity Consideration”). If after giving effect to the distribution of the Earnout Pool in cash for a given Earnout Period the total value of the Equity Consideration paid to the BMP Stockholders and BMP Option Unit Holders is less than 40 percent of the total consideration given to the BMP Stockholders and BMP Option Unit Holders under the Agreement, then the Earnout Pool for such Earnout Quarter shall be paid partly in cash in the manner set forth in Section 4(a) of this Exhibit D and partly in Buyer common stock in such amount (the “Maintenance Amount”) that, after distribution of the Earnout Pool, the total Equity Consideration paid to the BMP Stockholders and BMP Option Unit Holders is equal to 40 percent of the total consideration given to the BMP Stockholders and BMP Option Unit Holders under the Agreement. The total number of shares of Buyer common stock to be distributed as partial payment of the Earnout Pool for a given Earnout Quarter shall be equal to the Maintenance Amount divided by a price per share of Buyer common stock equal to the average of the closing high bid and low asked prices of Buyer common stock during the five consecutive trading-day period ending on the date the Earnout Report is sent to the BMP stockholders and BMP Option Unit Holders (as reported on Bloomberg, LP), but in no event less than $2.50 per share (as adjusted proportionately from time to time for reverse stock splits, forward stock splits. share dividends, and similar changes in the capital of the Buyer that result in the same proportionate change in stock ownership for all stockholders of the Buyer). Shares of Buyer common stock issued as part of the distribution of the Earnout Pool will be issued in the names of the BMP Stockholder and BMP Option Unit Holders and mailed to the BMP Stockholders and BMP Option Unit Holders at their addresses appearing on the books and records of the Buyer. All such certificates for common stock shall contain such legends restricting transfer as the Buyer deems necessary to issue the shares of common stock in reliance on exemptions from the registration requirements of applicable federal and state securities laws.

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(c) In the event distribution of the Earnout Pool for a given Earnout Quarter stated in the Earnout Report is not made in full within seven days following the required payment date, then the unpaid amount will bear interest at the rate of 1.5% per month until paid. In the event distribution of the Earnout Pool for a given Earnout Quarter stated in the Earnout Report is not made in full within 30 days following the required payment date, then (in addition to any interest payable) the Buyer will add to the Earnout Pool and distribute to the BMP Stockholders and BMP Option Unit Holders an amount equal to 50% of the unpaid amount.

5. Echo™ Services Pricing. The market price of the stand-alone Echo Product will be determined by taking the average price of all new contracted prices for the previous six months. The Echo Product stand-alone price will be calculated separately for the following versions of the Echo Product: Post-call IVR Echo, Basic Echo, Advanced Echo, Post-call email Echo, Post-Email Echo and Analytic Echo. Where possible, the Echo Product will be sold at or above the calculated stand-alone price. If the Echo Product is included in an “All-in-one” UCN Sale bundled with other UCN products and those products are sold at a discount from the total price of the unbundled UCN Products, that portion of the revenue for this sale allocated to the Echo Product Price will be the same discount in order to calculate the payout. If a UCN client first purchases the Echo Product, and later UCN products are sold to the same customer, a portion of the total revenue from this customer for the Echo Product will remain the same even if the other UCN products are discounted.

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Exhibit E

BenchmarkPortal Financial Statements

[Omitted]

Exhibit F-1

Lead Generation Term Sheet

BMP:	BenchmarkPortal, LLC a limited liability company organized under the laws of the state of Delaware

__________________________

__________________________

UCN:	UCN, Inc. a corporation organized under the laws of the state of Delaware 14870 Pony Express Road Bluffdale, Utah 84065

Section 1. Definitions

1.1 BMP Service. “BMP Service” is the “entry level” online benchmarking survey offered by BMP from time to time under the name “RealityCheck™” or such other name as may be adopted by BMP.

1.2 Bundled Service. “Bundled Service” means any Echo Service and UCN Product offered and distributed together as a service or product suite.

1.3 Customer. “Customer” shall mean a Person who has entered into a Customer Agreement with UCN for the purchase or use of a UCN Product or Bundled Service.

1.4 Echo Service(s). “Echo Service(s)” consist of:

(a) Any service offered and sold by UCN that uses the Echo off-premise software to gather customer opinions via surveys conducted with a client’s customer base and translates the surveys into actionable reports (without regard to the communication medium through which the survey data is collected or the reports delivered or processed); and

(b) Any other service offered and sold by UCN to its customers that includes a survey tied to a reporting engine developed by UCN.

1.5 Person. A “Person” shall mean any individual, corporation, partnership, joint venture, association, organization, trust, governmental authority or other entity.

1.6 UCN Product. The “UCN Product” means any one or more of the “inContact™” suite of products or services offered from time to time by UCN. UCN Product does not include the Echo Services.

Section 2. BMP Service

During the term of the lead generation agreement BMP will perform, as requested by UCN, the BMP Service for each client or prospective client identified by UCN (“Prospects”). The parties will establish a process through which UCN personnel and independent agents can log on to a BMP website through an access code that enables UCN to collect information from the Prospects, input the information with BMP, and receive a “RealityCheck” report for the Prospects in “real time.”

Section 3. Database Fee

For each Prospect that receives a report under the BMP Service, BMP will pay to UCN $50 in consideration of the information gathered and added to the BMP Database that BMP uses and relies upon for conducting its other operations. Within 45 days following the end of each calendar quarter UCN will issue a statement to BMP showing the total number of Prospects who received reports under the BMP Service during such quarter, and BMP shall make payment to UCN on the statement within 15 days following the date the statement is issued. Payment may be made by offset against any BMP Service Fee for the same period.

Section 4. BMP Service Fee

In lieu of paying to BMP its normal charges for the BMP Service, UCN shall pay to BMP a fee based on the revenue from the sale of UCN Products to the Prospects following the date BMP Services are provided to the Prospects. Revenue is monthly recurring revenue from the purchase of UCN Products, and does not include installation fees, support fees, training fees, hardware costs, taxes, fees and data conversion fees owing from Customers. Where UCN sells Bundled Services to the Prospect, the amount of revenue excludes the value of Echo Services sold to the Prospect. Where the Prospect is a client of UCN prior to the date the BMP Service is provided, revenue shall not include any amount attributable to UCN Product items being purchased by the Prospect prior to the date the BMP Service is provided. If more than six months elapse between the date the BMP Services are provided to the Prospect and the date on which the Prospect purchases (or purchases additional) UCN Products, then no revenue from the sale of UCN Products to such Prospect will be included in the determination of the BMP Service Fee. Within 45 days following the end of each calendar quarter UCN will issue a statement to BMP showing the total amount of revenue on which the BMP Service Fee is determined, and UCN shall make payment to BMP on the statement within 15 days following the date the statement is issued. Payment may be made by offset against any BMP Service Fee for the same period.

The amount of the BMP Service fee will be 5% of Prospect revenue for the first 12 months following the date the Prospect begins purchasing UCN Products after the BMP Services are provided, and 3% of such revenue for the next 12 months, but in no event will the aggregate BMP Service Fee paid on any Prospect exceed $250,000.

Section 5. Term

The lead generation agreement will be for a term of three years following the date of closing of UCN’s acquisition of the predecessor of BMP. During the term of the agreement the arrangement will be exclusive to UCN, which means none of BMP or its affiliates can provide any BMP service to a Person in exchange for a consideration consisting in whole or in part of a participation in a percentage of the revenue generated by the customers of said Person who receive the BMP service.

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Exhibit F-2

Indpendent Agent Term Sheet

BMP:	BenchmarkPortal, LLC a limited liability company organized under the laws of the state of Delaware

__________________________

__________________________

UCN:	UCN, Inc. a corporation organized under the laws of the state of Delaware 14870 Pony Express Road Bluffdale, Utah 84065

Section 6. Definitions

6.1 BMP Product. “BMP Product” is any one or more of the following:

In-Depth RealityCheck™ (IDRC) - the detailed benchmarking survey offered by BMP, which collects more information metrics than RealityCheck and is one of three essential components for Center of Exellence Certification.

Center of Excellence Certification (CEC) - a process in which three call center components are reviewed by BMP, (1. the IDRC for the center, 2. FairCompare agent satisfaction survey, and 3. customer satisfaction survey) to determine if a call center meets the established criteria for certification.

Audits - On-site assessments, in which auditors, utilizing the IDRC plus the proprietary discovery and report methodologies developed by BMP assess the strengths and weaknesses of a call center, and preparation of a report to management stating the conclusions of the auditors and their recommendations.

Auditor - a Person trained and approved by BMP as a Purdue Certified Call Center Auditor.

PeerCompare™ - a benchmarking and reporting service in which data is automatically sent from a customer’s metrics database to BMP, and the customer automatically receives benchmarking reports (or data for benchmarking reports) that compare the customer’s metrics to industry standards.

Industry Reports - complete benchmarking reports on specific industries.

FML - sending e-flyers, and/or PR releases to all members of the BMP community.

PML - sending e-flyers, and/or PR releases to a partial selection of the BMP community.

White Papers - production of a whitepaper on a designated topic for a customer.

Customer Story - production of a testimonial report that tells a customer’s story regarding the purchase, implementation, and on-going use of a specific product and/or service

Best Practice - production of an in-depth research report that studies the best practices in a particular process.

6.2 Person. A “Person” shall mean any individual, corporation, partnership, joint venture, association, organization, trust, governmental authority or other entity.

Section 7. BMP Service

During the term of the independent agent agreement UCN will offer and sell on a non-exclusive basis the BMP Products.

Section 8. Sales Commissions

Within 15 days following the end of each calendar month BMP will report to UCN the status of Persons referred to BMP to purchase one or more of the BMP Products. If BMP enteres into an agreement with a referral for providing one or more of the BMP Products, on the date the BMP Products are provided and BMP receives payment, it will pay to UCN the following referral fees:

For IDRC, 50% of the amount billed

For CEC, 20% of the amount billed

For Audits performed by BMP, 20% of the amount billed

For Audits performed by UCN (assuming UCN employs trained Auditors), 50% of the amount billed

For PeerCompare, 50% of the amount billed

For Industry Reports, 50% of the amount billed

For FML, 50% of the amount billed

For PML, 50% of the amount billed

For White Papers, 20% of the amount billed

For Customer Stories, 50% of the amount billed

For Best Practices, 60% of the amount billed

Section 9. Training

All general sales training will be provided by BMP for free to UCN for the first 24 months. Discounted cost thereafter will be $2,000 per day of training. Training includes all materials required for the training session. UCN shall reimburse BMP for reasonable and pre-agreed travel costs for BMP on-site trainers.

UCN may elect to train one or more employes or agents to perfor Audits. Auditor training will be provided by BMP for free to UCN for the first 24 months. Discounted cost thereafter will be $2,000 per person for the entire training program. UCN shall reimburse BMP for reasonable and pre-agreed travel costs for BMP on-site trainers.

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Section 10. Term

The independent agent agreement will be for a term of three years following the date of closing of UCN’s acquisition of the predecessor of BMP.

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Exhibit F-3

License Agreement

LICENSE AGREEMENT

This License Agreement is by and between the following Parties:

LICENSOR: BENCHMARKPORTAL, LLC, a Delaware limited liability company.

LICENSEE: UCN, INC., a Delaware corporation.

Recitals

WHEREAS, LICENSOR is the sole and exclusive owner of the entire right, title and interest in and to the Patent and the Proprietary Rights (hereinafter defined); and

WHEREAS, as a condition of the acquisition of patent rights from BenchmarkPortal, Inc., a California corporation (“BMP”) to be acquired by LICENSEE, LICENSOR agreed to grant to LICENSEE a license to the Patent and the Proprietary Rights;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1. Definitions. As used in this License Agreement, the following shall have the meaning specified below:

(a)	The “Patent” mean U.S. Patent No. 6,877,034.

(b)	The “Proprietary Rights” mean any rights, whether provisional or granted, arising out of the Patent and any related applications including continuations, continuations-in-part, divisionals, nationalizations, reissues, foreign applications, patents and patent applications claiming priority to or from the Patent.

2. License. LICENSOR hereby grants to LICENSEE, its subsidiaries and affiliates a limited, non-exclusive, worldwide royalty-free license to the Patent and Proprietary Rights only to the extent such rights are required to utilize, make, sell, and provide

(a)	Any product or service offered and sold by LICENSOR that uses the Echo™ off-premise software owned by BMP, which is software designed to gather customer opinions via surveys conducted with a client’s customer base and translates the surveys into actionable reports (without regard to the communication medium through which the survey data is collected or the reports delivered or processed); and

(b)	Any other product or service offered and sold by the LICENSOR that includes data gathered from an opinion survey and a reporting engine developed by LICENSOR;

(the “Licensed Rights”); provided, however, that the parties agree and acknowledge the license of worldwide territorial rights extends only to such territorial rights BMP now owns or hereafter acquires. The term of the Licensed Rights shall be coextensive with the term of the Patent and Proprietary Rights. LICENSOR hereby grants to LICENSEE a right to sublicense the Licensed Rights to any of its subsidiaries or affiliates.

3. Ownership of Patent and Proprietary Rights. LICENSEE acknowledges that LICENSOR shall exclusively retain all rights, title, and ownership in and to the Patent and Proprietary Rights and any improvements related thereto. Except as expressly granted in this Agreement, LICENSEE shall have no other rights of any kind in the Patent or Proprietary Rights licensed to LICENSOR. LICENSEE shall not take any action inconsistent with LICENSOR’S ownership of the Patent and Proprietary Rights. To the best of LICENSOR’S knowledge the Patent and Proprietary Rights are not subject to any encumbrance, lien or claim of ownership by any third party.

4. No Intrinsic Implied Obligations. Unless otherwise agreed by the Parties, except as expressly stated herein neither Party shall have a continuing obligation to the other, including to (a) provide technical assistance, (b) report uses made or exploitation of products, methods or technologies protected by the Proprietary Rights, (c) prosecute or contribute to the prosecution of infringing third parties on the Proprietary Rights, (d) advertise, promote or market any product or service, (e) maintain information relating to the Proprietary Rights in confidence, or (f) indemnify, defend or hold each other harmless for any claims, losses, damages, liabilities of any kind arising out of the use of the Patent and Proprietary Rights.

5. No representation or Warranties. Licensor makes no representations or warranties as to the patentability of any claim or subject matter disclosed in the Patent or Proprietary Rights or that the practice of any activity described in the Patent or Proprietary Rights will be free from infringement of any patent or other intellectual property right of any third party.

6. Governing Law. This License Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah.

7. Headings. The headings are for purposes of reference only, and do not form a part of this License Agreement nor are they to be referred to for purposes of interpretation or construction thereof.

8. Counterparts. This License Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9. Binding Effect. This License Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, assigns and legal representatives.

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10. Interpretation. Notwithstanding the fact that this License Agreement is one of several agreements entered into simultaneously and intended to reflect different aspects of the same or a series of related transactions, the parties desire that this License Agreement shall be interpreted separately and apart from any such other contemporaneous agreements between the parties and that its terms, and the parties’ respective rights and duties under this License Agreement, shall be determined solely from this License Agreement.

11. Effective Date. This License Agreement shall become effective upon being duly signed by an authorized representative of each Party.

Execution

In witness of the foregoing, the parties have caused their duly authorized officers to execute this License Agreement on the dates below indicated. Each Party has signed this License Agreement through its authorized representative, duly authorized by all necessary corporate action therefor, whereupon this License Agreement has come into full force and effect in accordance with its terms.

BENCHMARKPORTAL, LLC	UCN, INC.

By	By

Title	Title

Date	Date

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Exhibit G

Form of Legal Opinion from BMP Counsel

                    , 2007

UCN, Inc.

  and

Every Customer Has Opinions, Inc.

14870 Pony Express Road

Bluffdale, Utah 84065

Ladies and Gentlemen:

We have acted as counsel for BenchmarkPortal, Inc., a California corporation (“BMP”), in connection with the acquisition by merger of BMP pursuant to the Agreement and Plan of Acquisition dated as of January 12, 2007 (the “Agreement”) between UCN, Inc., a Delaware corporation (“Buyer”), Every customer Has Opinions, Inc., formerly Echo Metrics, Inc., and a Utah corporation (“Merger Co.”), BMP, Jon Anton, Bruce Belfiore, David R. Machin, and Anita Rockwell (each a “BMP Controlling Holder” and more than one “BMP Controlling Holders”). This opinion is rendered to you pursuant to Section 7(a)(viii) of the Agreement. Capitalized terms used herein without definition have the same meanings as set forth in the Agreement.

In our capacity as such counsel, we have examined originals or copies certified or otherwise identified to our satisfaction as being true copies, of such corporate records of BMP, certificates of public officials and of officers of BMP, and such other documents as we have deemed necessary for the purpose of this opinion. We have assumed the genuineness of all signatures (except those of officers of BMP and the BMP Controlling Holders), the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the due authority of all persons executing the same (except the authority of officers of BMP). As to material matters of fact, we have, when relevant facts were not independently established, relied upon the certificates identified below and furnished to us by BMP and the BMP Controlling Holders. We have assumed the legal capacity of all individuals who have executed the Agreement and the due execution and delivery of the Agreement by each party thereto other than BMP.

On the basis of such examination and our consideration of such questions of law as we have deemed relevant in the circumstances, we are of the opinion, subject to the assumptions, qualifications, and limitations set forth herein, that:

1. BMP is validly existing and in good standing under the laws of the state of California. BMP has the corporate power to own its properties and conduct its business as historically and presently conducted. BMP has the corporate power and authority to enter into the Agreement and to carry out the provisions of the Agreement.

UCN, Inc.

  and

Every Customer Has Opinions, Inc.

                    , 2007

2. The execution and delivery by BMP and BMP Controlling Holders of, and performance of their respective obligations under, the Agreement will not (i) violate the articles of incorporation or bylaws of BMP or (ii) to our knowledge, without any independent investigation or review, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement known to us to which BMP or any of the BMP Controlling Holders is a party or by which it is bound, except as disclosed in Section              of the Disclosure Schedule.

3. The Agreement and all transactions contemplated thereby, including, but not limited to, the Merger, have been duly authorized by all necessary corporate action on the part of BMP. The Agreement has been duly executed and delivered by BMP.

4. The authorized capital stock of BMP consists of              shares of common stock,              shares of Series A Preferred Stock, and              shares of Series B Preferred Stock. To our knowledge, based solely on the Certificate attached hereto as Exhibit     , the issued and outstanding shares of stock of BMP are as set forth in Section              of the Disclosure Schedule.

5. We have not given substantive attention on behalf of BMP, or represented BMP in connection with, any pending or threatened actions, suits, proceedings or investigations against or affecting BMP in any court or by or before any arbitrator or Governmental Entity.

As used in this opinion, the phrases “to our knowledge” and “known to us” mean the present actual knowledge of Timothy M. Barnett and Dean D. Willer, attorneys in our firm who have participated in the negotiation and drafting of the Agreement. With respect to the portions of the foregoing opinions that are stated to be to our knowledge or based on our knowledge, we are relying with your consent, upon the certificates as to factual matters from officers of BMP and from the BMP Controlling Holders attached hereto as Appendices A and B. Except to the extent otherwise set forth above, we have not made an independent review of any of the operations, transactions, contractual arrangements, orders, litigation, proceedings or investigations pertaining to BMP for purposes of this opinion.

[Additional qualifications and limitations to be inserted here addressing matters such as limitations imposed on this opinion due to the fact we are licensed as Minnesota attorneys.]

This opinion is solely for your benefit in connection with the Agreement and transactions contemplated thereby and may not be relied upon by, nor may copies be delivered to, any other person or for any other purpose, without our prior written consent.

Sincerely,

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Exhibit H

Form of Legal Opinion from Buyer Counsel

                                             , 2007

BenchmarkPortal, Inc.

3201 Airpark Drive, Suite 104

Santa Maria, California 93455

Ladies and Gentlemen:

We have acted as counsel for UCN, Inc., a Delaware corporation (“Buyer”), and Echo Metrics, Inc., a Utah corporation (“Merger Co.”), in connection with the acquisition by merger of BenchmarkPortal, Inc., a California corporation (“BMP”) pursuant to the Agreement and Plan of Acquisition dated as of January 12, 2007 (the “Agreement”) between Buyer, Merger Co., BMP, and Jon Anton, Bruce Belfiore, David R. Machin, and Anita Rockwell. This opinion is rendered to you pursuant to Section 7(b)(ix) of the Agreement. Capitalized terms used herein without definition have the same meanings as set forth in the Agreement.

In our capacity as such counsel, we have examined originals or copies certified or otherwise identified to our satisfaction as being true copies, of such corporate records of Buyer and Merger Co., certificates of public officials and of officers of Buyer and Merger Co., and such other documents as we have deemed necessary for the purpose of this opinion. We have assumed the genuineness of all signatures (except those of officers of Buyer and Merger Co.), the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the due authority of all persons executing the same (except the authority of officers of Buyer and Merger Co.).

On the basis of such examination and our consideration of such questions of law as we have deemed relevant in the circumstances, we are of the opinion, subject to the assumptions, qualifications, and limitations set forth herein, that:

6. Each of Buyer and Merger Co., is validly existing and in good standing under the laws of the state of its incorporation. Each of Buyer and Merger Co., has the corporate power and authority to enter into the Agreement and to carry out the provisions of the Agreement.

7. The execution and delivery by Buyer and Merger Co., of, and performance of their respective obligations under, the Agreement will not violate their respective certificates or articles of incorporation or bylaws.

8. The Agreement and all transactions contemplated thereby, including, but not limited to, the Merger, have been duly authorized by all necessary corporate action on the part of Buyer and Merger Co. The Agreement has been duly executed and delivered by Buyer and Merger Co.

BenchmarkPortal, Inc.

                    , 2007

9. The shares of common stock of Buyer to be issued through the merger contemplated by the Agreement have been duly authorized and, when paid for and issued in accordance with the terms of the Agreement, shall be validly issued, fully paid and non-assessable.

This opinion is solely for your benefit in connection with the Agreement and transactions contemplated thereby and may not be relied upon by, nor may copies be delivered to, any other person or for any other purpose, without our prior written consent.

Sincerely,

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